Exhibit 2.1
EXECUTION COPY
TRANSACTION AGREEMENT
BY AND AMONG
SOLECTRON CORPORATION
SOLECTRON GLOBAL HOLDINGS L.P.
SOLECTRON SERVIÇOS E MANUFACTURA DO BRASIL LTDA.
SMART MODULAR TECHNOLOGIES, INC.
MODULAR, INC.
MODULAR MERGER CORPORATION
AND
MODULAR (CAYMAN), INC.
Dated as of February 11, 2004

TABLE OF CONTENTS

INDEX OF DEFINITIONS	1

ARTICLE I THE TRANSACTION	2
1.1 The Transaction	2
1.2 The Closing	3
1.3 Actions at the Closing	3
1.4 Post-Closing Adjustment	4
1.5 Loan Amount	7
1.6 Additional Action	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8

2.1 Organization, Qualification and Corporate Power	8
2.2 Authorization of Transaction; Corporate Action	9
2.3 Noncontravention	9
2.4 Capitalization	10
2.5 Subsidiaries	10
2.6 Financial Statements	11
2.7 Absence of Certain Changes	12
2.8 Undisclosed Liabilities	12
2.9 Tax Matters	13
2.10 Assets	16
2.11 Owned Real Property	17
2.12 Real Property Leases; Conditions of Real Property	17
2.13 Intellectual Property	17
2.14 Contracts	19
2.15 Insurance	20
2.16 Litigation	20
2.17 Labor Matters	21
2.18 Employee Benefits	21
2.19 Environmental Matters	23
2.20 Legal Compliance	24
2.21 Customers and Suppliers	24
2.22 Permits	25
2.23 Restrictions on Business Activities	25
2.24 Brokers’ Fees	25
2.25 Interested Party Transactions	26
2.26 Indebtedness	26
2.27 Product Warranties, Defects and Liabilities	27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT	27

3.1 Ownership of Capital Stock	27

3.2 Corporate Existence	28
3.3 Authorization of Transaction; Corporate Action	28
3.4 Noncontravention	28
3.5 Brokers’ Fees	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYERS	29

4.1 Organization and Corporate Power	29
4.2 Authorization of Transaction	29
4.3 Noncontravention	29
4.4 Broker’s Fees	29
4.5 Legal Proceedings	30
4.6 Investment Purpose	30
4.7 Experience; Investigation by Buyers	30
4.8 Financing	30

ARTICLE V COVENANTS	31

5.1 Closing Efforts	31
5.2 Antitrust Filings	31
5.3 Operation of Business	32
5.4 Access to Information	35
5.5 Notification	36
5.6 Exclusivity	36
5.7 Indemnification	36
5.8 Employees	37
5.9 Operation of Business	39
5.10 Use of Parent’s Name	39
5.11 Non-Solicitation	40
5.12 Confidentiality	41
5.13 Intercompany Liabilities/Cash Management	41
5.14 Noncompetition	42
5.15 Post Closing Cooperation	43
5.16 Intellectual Property; Recordation of Assignments of Patents and Trademarks	43
5.17 Required Assets	44
5.18 Third Party Consents	44
5.19 Maintenance and Enforcement of Insurance Policies	44
5.20 Right of Supply	45

ARTICLE VI CONDITIONS TO CONSUMMATION OF TRANSACTION	45

6.1 Conditions to Buyers’ and Parent’s Obligations	45
6.2 Conditions to Obligations of Buyers	46
6.3 Conditions to Obligations of Parent	47

ARTICLE VII FURTHER AGREEMENTS	48

7.1 Disclosure Generally	48

2

7.2 Survival	48
7.3 Indemnification by Parent	48
7.4 Exclusive Remedy	52
7.5 No Set-Off/Suspension	52

ARTICLE VIII TAX MATTERS	53

8.1 Definitions	53
8.2 Liability and Indemnification for Taxes	53
8.3 Tax Return Filing; Audit Responsibilities	55
8.4 Cooperation	57
8.5 Transfer Taxes	57
8.6 Tax Sharing Agreements	58
8.7 Carrybacks	58
8.8 Survival	59

ARTICLE IX RESTRUCTURING	59

9.1 The Restructuring	59
9.2 Brazil	62

ARTICLE X TERMINATION	72

10.1 Termination of Agreement	72
10.2 Effect of Termination	72

ARTICLE XI MISCELLANEOUS	73

11.1 Press Releases and Announcements	73
11.2 No Third Party Beneficiaries	73
11.3 Entire Agreement	73
11.4 Succession and Assignment	73
11.5 Counterparts and Facsimile Signature	73
11.6 Headings	74
11.7 Notices	74
11.8 Governing Law; Exclusive Jurisdiction	75
11.9 Amendments and Waivers	76
11.10 Severability	76
11.11 Construction	76
11.12 WAIVER OF JURY TRIAL	76
11.13 Expenses	77
11.14 Specific Performance	77
11.15 Joint and Several Obligations	77

3

EXHIBITS

Exhibit A Transition Services Agreement

SCHEDULES

Schedule 1.3(a)	List of Assignment and Release Agreements
Schedule 1.4(a)	Working Capital Principles and Methodologies
Schedule 1.4(b)	NCA Statement
Schedule 1.5	Foreign Cash Statement
Schedule 5.12	Confidentiality Agreement Amendments
Schedule 5.16(c)	Required Licenses
Schedule 6.1(a)	Antitrust Matters
Schedule 7.3(a)	Parent Liabilities
Schedule 9.1(a)	Puerto Rico Employees
Schedule 9.1(b)(i)(A)	Scotland Retained Assets
Schedule 9.1(b)(i)(C)	Terms of Rutherglen, Glasgow Lease
Schedule 9.1(b)(ii)	Scotland Manufacturing Services Agreement
Schedule 9.1(b)(iii)	Scotland Employees
Schedule 9.1(c)(i)	Fremont Sublease
Schedule 9.1(c)(ii)	United States Employees
Schedule 9.1(d)(i)	Penang, Malaysia Manufacturing Services Agreement
Schedule 9.1(d)(ii)	Malaysia Employees
Schedule 9.1(f)	Dominican Republic Employees
Schedule 9.1(g)	Brazil Employees

4

INDEX OF DEFINITIONS

Definition	Location
Acquisition Proposal	Section 5.6
Affiliate	Section 2.14(a)
Affiliate Indemnified Party	Section 5.7(a)
Affiliated Group	Section 2.9(a)
Affiliated Party	Section 2.25
Affiliated Period	Section 2.9(a)
Agreement	Preamble
Assignment and Release Agreements	Section 1.3(a)
August 31, 2003 Financial Statements	Section 2.6
Base Working Capital	Schedule 1.4(a)
Basket Amount	Section 7.3(b)
BCF Statement	Section 9.2(g)
BNP Pledge Agreement	Section 9.1(c)
BNPP	Section 9.1(c)
BNPPLC	Section 9.1(c)
Brazil Asset Transfer	Section 9.2(a)
Brazil Intercompany Liabilities	Section 9.2(f)
Brazil Net Cash Amount	Section 9.2(g)
Brazil NewCo	Section 9.2(a)
Brazil NewCo Quotas	RECITALS
Brazil Operations Purchase Price	Section 1.1(a)
Brazilian Operations	RECITALS
BRT Date	Section 9.2(a)
Business	Section 2.10(a)
Buyer Indemnified Parties	Section 7.3(a)
Buyer Material Adverse Effect	Section 4.3
Buyer Officer’s Certificate	Section 7.3(f)
Buyers	Preamble
Buyers 1165(e) Plan	Section 5.8(d)
Buyers 401(k) Plan	Section 5.8(d)
Buyers Certificate	Section 6.3(c)
CA Exclusions	Schedule 1.4(a)
California Law	Section 1.1(b)
Cash Amount	Section 1.4(a)
CayCo Buyer	Preamble
CL Exclusions	Schedule 1.4(a)
Closing	Section 1.2

Definition	Location
Closing Date	Section 1.2
Closing Working Capital Statement	Section 1.4(b)
Code	Section 2.9(f)
Commercial Agreements	RECITALS
Company	Preamble
Company Certificate	Section 6.2(c)
Company Common Stock	Section 2.4
Company Disclosure Schedule	Article II
Company Entity or Company Entities	RECITALS
Company Europe	RECITALS
Company Intellectual Property	Section 2.13(a)
Company MA	Section 8.2(a)
Company Malaysia	RECITALS
Company Malaysia Purchase Price	Section 1.1(a)
Company Malaysia Shares	RECITALS
Company Material Adverse Effect	Section 2.1
Company Plan	Section 2.18(a)
Company PR	RECITALS
Company PR Purchase Price	Section 1.1(a)
Company PR Shares	RECITALS
Company Purchase Price	Section 1.1(b)
Company Representatives	Section 5.6
Company Shares	RECITALS
Confidentiality Agreements	Section 5.12(a)
Continuation Period	Section 5.8(a)
Controlling Party	Section 7.3(e)
Covered Claim	Section 5.19(b)
Covered Parties	Section 5.19(b)
Current Assets	Section 1.4(a)
Current Liabilities	Section 1.4(a)
DEO Policies	Section 5.19(a)
Effect	Section 2.1
Effective Time	Section 1.1(b)
Employee Benefit Plans	Section 2.18(a)
Encumbrance	Section 3.1(a)
Environmental Law	Section 2.19(e)
Environmental Permits	Section 2.19(e)
Equity Commitment Letters	Section 4.8
ERISA	Section 2.18(a)
ERISA Affiliate	Section 2.18(c)
Exchange Act	Section 2.14(a)

2

Definition	Location
Final Cash Statement	Section 1.4(d)
Final Determination	Section 8.1(c)
Final Net Cash Amount	Section 1.4(g)
Financial Statements	Section 2.6
Force	RECITALS
Force Liabilities	Section 9.1(d)
Foreign Cash Statement	Section 1.5
FP	Section 4.8
Fremont Facility	Section 9.1(c)
Fremont Lease	Section 9.1(c)
GAAP	Section 2.6
General Manager	Section 9.2(d)
Governmental Entity	Section 2.3
Hazardous Materials	Section 2.19(e)
HP	Section 5.14(a)
HP Atlanta Agreement	Schedule 7.3(a)
HP CMA	Section 5.14(a)
Indebtedness	Section 2.26
Indemnity Cap	Section 7.3(c)
Independent Accountant	Section 1.4(d)
Insurance Policies	Section 2.15(a)
Intellectual Property	Section 2.13(a)
Intercompany Liabilities	Section 5.13
Interest Rate	Section 1.4(h)
Interested Party Agreement	Section 2.14(a)
Interim Cash Adjustment Amount	Section 1.4(b)
Interim Period	Section 9.2(g)
Legal Proceeding	Section 2.16
Liabilities	Section 1.3(a)
Loan Amount	Section 1.5
Loss or Losses	Section 7.3(a)
Marked Assets	Section 5.10(a)
Maximum Working Capital	Section 1.4(a)
Mayaguez and Aguadilla Leases	Section 9.1(a)
Merger	RECITALS
Merger Subsidiary	Preamble
Minimum Working Capital	Section 1.4(a)
NCA Statement	Section 1.4(b)
Net Cash Amount	Section 1.4(a)
NOL Date	Section 8.2(a)
NOL Payment	Section 8.2(a)

3

Definition	Location
NOL Target	Section 8.2(a)
Non-Controlling Party	Section 7.3(e)
Nonsolicitation Period	Section 5.11(a)
November 28, 2003 Balance Sheet	Section 2.6
Objection	Section 7.3(g)
Ops Committee	Section 9.2(d)
Ordinary Course of Business	Section 2.3
Outstanding Checks and Payments Amounts	Section 1.4(a)
Owned Real Property	Section 2.11
Parent	Preamble
Parent Brazil	Preamble
Parent Certificate	Section 6.2(d)
Parent Disclosure Schedule	Article III
Parent GH	Preamble
Parent Indemnified Parties	Section 9.2(e)
Parent Information	Section 5.4(c)
Parent Liabilities	Section 7.3(a)
Parent Marks	Section 5.10(a)
Parent Material Adverse Effect	Section 3.4
Parent Officer’s Certificate	Section 9.2(e)
Parent Requirements	Section 5.20
Party or Parties	Preamble
Permits	Section 2.22(a)
Permitted Acquisition	Section 5.14(b)
Post-Closing Period	Section 8.1(d)
PR Lease Obligations	Section 9.1(a)
Pre-Closing Period	Section 8.1(e)
Puerto Rico NewCo	Section 9.1(a)
Purchase Price	Section 1.1(b)
Real Property	Section 2.12
Receivables	Section 2.6
Relevant Acquisition	Section 5.14(b)
Required Assets	Section 5.17
Restricted Products	Section 5.14(a)
Restructuring	Section 2.10(a)
Securities Act	Section 2.4
Security Deposit	Section 9.1(i)
Security Interest	Section 2.3
Seller Group	Section 8.7(a)
Shares	RECITALS
Solectron Assignee	Section 9.1(c)

4

Definition	Location
Straddle Period	Section 8.1(f)
Subsidiaries	Section 2.5(a)
Surrender Costs	Section 9.1(i)
Surrender Obligations	Section 9.1(i)
Surviving Corporation	Section 1.1(b)
Tax Arbitrator	Section 8.1(g)
Tax Asset	Section 2.9(a)
Tax Contest	Section 8.1(i)
Tax Returns	Section 2.9(a)
Taxes	Section 2.9(a)
Termination Date	Section 7.2
Third Party Equity Holder	Section 2.5(b)
Third Party Proceeding	Section 7.3(e)
TPG	Section 4.8
Trade Accounts	Section 9.2(f)
Transaction	Section 1.2
Transfer Taxes	Section 8.5
Transferred Employees	Section 5.8(a)
Transferred NOL	Section 8.2(a)
Transition Services Agreement	RECITALS
USCo Buyer	Preamble
Welfare Plans	Section 5.8(b)
Wilmington Premises	Section 9.1(i)
Working Capital Amount	Section 1.4(a)

5

TRANSACTION AGREEMENT
     TRANSACTION AGREEMENT (this “Agreement”) entered into as of February 11, 2004 by and among Modular, Inc., a Delaware corporation (“USCo Buyer”), Modular (Cayman), Inc., an exempted company organized under the laws of the Cayman Islands (“CayCo Buyer”; and together with USCo Buyer, “Buyers”), Modular Merger Corporation, a California corporation and a wholly-owned subsidiary of USCo Buyer (“Merger Subsidiary”), Solectron Corporation, a Delaware corporation (“Parent”), Solectron Global Holdings, L.P., a limited partnership organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of Parent (“Parent GH”), Solectron Serviços E Manufactura Do Brasil Ltda., a limited liability company (sociedade por quotas de responsabilidade limitada) organized under the laws of the Federative Republic of Brazil and an indirect wholly-owned subsidiary of Parent (“Parent Brazil”), and SMART Modular Technologies, Inc., a California corporation and a wholly-owned subsidiary of Parent (the “Company”). Buyers, Merger Subsidiary, Parent, Parent GH, Parent Brazil and the Company are referred to individually as a “Party” and collectively herein as the “Parties.”
RECITALS:
     A. Parent owns all of the outstanding capital stock of the Company, Parent GH owns all of the outstanding capital stock of SMART Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“Company PR”), the Company owns approximately 99% of the outstanding capital stock of SMART Modular Technologies Sdn. Bhd., a corporation organized under the laws of Malaysia (“Company Malaysia”), Parent Brazil owns or leases all of the property and assets used or held for use in connection with the conduct of Parent’s business operations at Parent’s Guarulhos, São Paulo, Brazil facility (the “Brazilian Operations”), and on the BRT Date, Parent Brazil will own all of the outstanding capital stock of Brazil NewCo (the Company, Company PR and the Subsidiaries, individually a “Company Entity,” and collectively the “Company Entities”).
     B. Upon the terms and subject to the conditions hereof, (i) USCo Buyer, Merger Subsidiary and the Company wish to enter into a business combination transaction pursuant to which, at the Closing, Merger Subsidiary will merge with and into the Company (the “Merger”), all issued and outstanding shares of capital stock of the Company (the “Company Shares”) will be cancelled and converted into the right to receive the Company Purchase Price and the Company will survive the Merger as a wholly-owned subsidiary of USCo Buyer, (ii) Parent wishes to cause Parent GH to sell to CayCo Buyer, and CayCo Buyer wishes to purchase from Parent GH, at the Closing, all of the outstanding capital stock of Company PR (the “Company PR Shares”), (iii) Parent wishes to cause the Company to sell to CayCo Buyer, and CayCo Buyer wishes to purchase from the Company, at the Closing, all of the outstanding capital stock of Company Malaysia owned by the Company (the “Company Malaysia Shares”), (iv) Parent wishes to cause Parent Brazil to sell to CayCo Buyer, and CayCo Buyer wishes to purchase from Parent Brazil, at the Closing, effective economic ownership of the Brazilian Operations, and (v) Parent wishes to cause Parent Brazil to sell to CayCo Buyer or a wholly-owned subsidiary thereof and CayCo Buyer wishes to purchase or cause the purchase from Parent Brazil of, on the BRT date, all of the outstanding capital stock of

Brazil NewCo (the “Brazil NewCo Quotas”; and together with the Company Shares, the Company PR Shares and the Company Malaysia Shares, the “Shares”).
     C. As a material inducement for the transactions described in Recital B, Parent and/or certain of its Affiliates, on the one hand, and the Company, on the other hand, shall prior to Closing (i) enter into certain definitive agreements with respect to (A) the supply of certain manufacturing services by the Company to Force Computers, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Force”), at the Company’s Penang, Malaysia facility, as described in Section 9.1(d)(i), (B) the supply of certain manufacturing services by Parent to SMART Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales and a wholly-owned of the Company (“Company Europe”) at Parent’s Dunfermline, Scotland facility as described in Section 9.1(b)(ii), and (C) a sub-lease between an Affiliate of Parent and the Company with respect to the Fremont Facility as described in Section 9.1(c)(i) (such definitive agreements, collectively, the “Commercial Agreements”), and (ii) enter into the Transition Services Agreement in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”), each of such agreements shall become effective as of the Closing.
     Now, therefore, in consideration of the representations, warranties and covenants herein contained, and for good and valuable consideration the sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows.
ARTICLE I
THE TRANSACTION
     1.1 The Transaction.
          (a) On the Closing Date and effective as of the Closing, upon the terms and subject to the conditions of this Agreement, (i) Parent shall cause Parent GH to sell, convey, assign, transfer and deliver to CayCo Buyer, and CayCo Buyer shall purchase from Parent GH, the Company PR Shares in exchange for a cash payment to Parent GH in the amount of $18,600,000 (the “Company PR Purchase Price”), (ii) Parent shall cause the Company to sell, convey, assign, transfer and deliver to CayCo Buyer, and CayCo Buyer shall purchase from the Company, the Company Malaysia Shares in exchange for a cash payment to the Company in the amount of $19,900,000, which cash payment shall be immediately delivered by the Company to Parent (the “Company Malaysia Purchase Price”), (iii) Parent shall cause Parent Brazil to sell to CayCo Buyer, or a wholly-owned subsidiary thereof, the effective economic ownership of the Brazilian Operations, in accordance with Section 9.2, in exchange for a cash payment to Parent Brazil in the amount of $2,100,000 (the “Brazil Operations Purchase Price”), and (iv) Parent irrevocably agrees to cause Parent Brazil to sell, convey, assign, transfer and deliver to CayCo Buyer or a wholly-owned subsidiary thereof, on the BRT Date, the Brazil NewCo Quotas for no additional consideration.
     (b) On the Closing Date and effective as of the Closing, Merger Subsidiary shall be merged with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). On the Closing Date, the Company and Merger Subsidiary shall file an agreement of merger in customary form with the Secretary of State of the State of California and make all other filings or recordings required by the California Corporations Code (“California Law”) in connection with the Merger and the Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is duly filed with the Secretary of State of the State of California. From and after the Effective Time, the Merger shall have the effect set forth under California Law, and without limiting the foregoing, from and after the Merger, the Surviving Corporation shall succeed without transfer to all rights and properties of the Company and Merger Subsidiary, and shall be subject to the debts and liabilities of the Company and Merger Subsidiary as if the Surviving Corporation had incurred such debts and liabilities, all as provided under California Law. At the Effective Time, each share of capital stock of the Company outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate amount of cash, without interest, equal to $59,400,000 (the “Company Purchase Price”; and together with the Company PR Purchase Price, the Company Malaysia Purchase Price and the Brazilian Operations Purchase Price, in the aggregate, the “Purchase Price”) and each share of capital stock of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. Parent hereby approves and adopts the Merger in accordance with California Law.
     1.2 The Closing. The closing (the “Closing”) of the transactions described in Section 1.1 (the “Transaction”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, three business days after the satisfaction or waiver of all conditions set forth in Article VI (the “Closing Date”).
     1.3 Actions at the Closing. At the Closing, upon the terms and subject to the conditions set forth herein:
          (a) Parent shall deliver, or shall cause Parent GH to deliver, as the case may be, to (i) USCo Buyer, certificates representing the Company Shares for cancellation, (ii) CayCo Buyer (or a designated subsidiary thereof), certificates representing the Company PR Shares, along with stock powers in blank, and (iii) Buyers, the certificate required to be delivered by Parent pursuant to Section 6.2(d), and Assignment and Release Agreements among the parties listed on Schedule 1.3(a), each reasonably satisfactory in form and substance to Buyers, unconditionally and irrevocably releasing the Company Entities and Brazil NewCo (as of the BRT Date) from all Indebtedness or Liabilities in connection with the debt instruments and agreements set forth opposite such listed parties on Schedule 1.3(a) (collectively, the “Assignment and Release Agreements”).

For purposes of this Agreement, “Liabilities” shall mean any and all debts, obligations, contracts or other liabilities of any kind, character or description, whether accrued, absolute, contingent, determined or determinable. If the BRT Date occurs on the Closing Date, at Closing, Parent will cause Parent Brazil to deliver to CayCo Buyer or its designee, certificates representing the Brazil NewCo Quotas or such other documents as may be required to effect and/or evidence the assignment and transfer of the Brazil NewCo Quotas by Parent Brazil to CayCo Buyer or its designee under the laws of the Federative Republic of Brazil.
          (b) The Company shall deliver to (i) CayCo Buyer, certificates representing the Company Malaysia Shares, along with stock powers in blank, and (ii) Buyers, the certificate required to be delivered by the Company pursuant to Section 6.2(c).
          (c) CayCo Buyer shall deliver to: (i) the Company, the Company Malaysia Purchase Price, (ii) Parent GH, the Company PR Purchase Price, and (iii) Parent Brazil, the Brazilian Operations Purchase Price, in each case, payable by wire transfer in immediately available funds in lawful money of the United States to such account or accounts as have been designated by Parent in a written notice to CayCo Buyer delivered at least two (2) business days prior to the Closing Date.
          (d) The Company shall deliver to Parent, the Company Malaysia Purchase Price, payable by wire transfer in immediately available funds in lawful money of the United States to such account or accounts as have been designated by Parent in a written notice to the Company delivered at least two (2) business days prior to the Closing Date.
          (e) USCo Buyer shall deliver to Parent, the Company Purchase Price, payable by wire transfer in immediately available funds in lawful money of the United States to such account or accounts as have been designated by Parent in a written notice to USCo Buyer delivered at least two (2) business days prior to the Closing Date.
          (f) Buyers shall deliver to Parent, the certificate required to be delivered by each Buyer pursuant to Section 6.3(c).
     1.4 Post-Closing Adjustment.
          (a) If the Purchase Price is adjusted as contemplated by this Agreement, the term “Purchase Price” shall mean such adjusted amount, except for purposes of Section 1.3 and this Section 1.4. Any adjustment to the Purchase Price shall be allocated among the Shares in the same relative proportions as the Purchase Price was allocated pursuant to Section 1.1. For purposes of this Agreement, “Working Capital Amount” shall mean the amount by which the Current Assets of the Company Entities and the Brazilian Operations as of the Closing Date exceeds the Current Liabilities of the Company Entities and the Brazilian Operations as of the Closing Date, in each case as reflected on the Closing Working Capital Statement, as finalized in accordance with this Section 1.4. For purposes of this Agreement, (A) “Current Assets” shall have the meaning set forth on Schedule 1.4(a), (B) “Current Liabilities” shall have the meaning set forth on Schedule 1.4(a), (C) “Maximum Working Capital” shall mean $75,000,000, (D) “Minimum Working Capital” shall mean $65,000,000, (E) “Cash Amount” shall mean an amount, in United States dollars, equal to the amount of all cash, cash equivalents and deposited checks in the bank accounts of the Company Entities as of 11:59 p.m. (local time for each relevant entity) on the Closing Date (excluding any amounts received from Buyers), (F) “Outstanding Checks and Payments Amount” shall mean an amount, in United States dollars, equal to the sum of all outstanding checks issued or payments in-transit made by the Company Entities (i.e., amounts recorded by the Company Entities in their respective accounting records that have not been deducted from any of their respective bank accounts) as of 11:59 p.m. (local time for each relevant entity) on the Closing Date, and (G) “Net Cash Amount” shall mean an amount equal to (x) the Cash Amount (for the avoidance of doubt, inclusive of the proceeds of the Loan Amount) minus (y) the Outstanding Checks and Payments Amount plus the Loan Amount. In the event that the BRT Date occurs on or prior to the Closing Date, for purposes of this Section 1.4 and Section 1.5 references to the “Company Entities” shall be deemed to include Brazil NewCo.
          (b) As promptly as practicable, but no later than fifteen (15) days after the Closing Date, Buyers will cause to be prepared and delivered to Parent a statement of the Net Cash Amount presented in the format set forth on Schedule 1.4(b) (the “NCA Statement”). If the NCA Statement indicates a positive Net Cash Amount, Buyers shall pay such positive Net Cash Amount to Parent concurrently with delivery of the NCA Statement. If the NCA Statement indicates a negative Net Cash Amount then, unless Parent disputes such calculation as provided herein, it shall at its election, within two (2) business days of receipt thereof, either pay Buyers such negative amount or irrevocably reduce the Loan Amount by such negative amount (either such payment or reduction being the “Interim Cash Adjustment Amount”). As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyers will cause to be prepared and delivered to Parent, a combined balance sheet of the Company Entities and the Brazilian Operations as of the Closing Date, together with a certificate of the Company’s chief financial officer (the “Closing Working Capital Statement”), which certificate shall set forth Buyers’ calculation of the Working Capital Amount. The Closing Working Capital Statement shall be prepared in accordance with GAAP using the principles and methodologies used to prepare the August 31, 2003 Financial Statements and consistent with and adjusted according to the principles and methodologies set forth on Schedule 1.4(a). The costs and expenses of preparing the Closing Working Capital Statement shall be paid by Buyers.
          (c) The Closing Working Capital Statement shall be final and binding on each of the Parties unless Parent objects and delivers a written notice of disagreement to Buyers within twenty (20) business days after the delivery of the Closing Working Capital Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that Parent believes should be made to the Closing Working Capital Statement. The NCA Statement shall be final and binding on each of the Parties unless Parent or Buyers objects and delivers a written notice of disagreement to the other Party within twenty (20) business days after the delivery of the NCA Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that Parent or Buyers, as the case may be, believes should be made to the NCA Statement.

          (d) In the event of a disagreement over the Closing Working Capital Statement or the NCA Statement, as the case may be, Buyers and Parent shall use reasonable efforts to resolve their dispute, but if a final resolution thereof is not obtained within fifteen (15) business days of delivery of any written notice of disagreement, Buyers and Parent shall promptly retain a mutually agreeable, nationally recognized accounting firm (the “Independent Accountant”) to resolve any remaining disputes concerning the Closing Working Capital Statement or the NCA Statement, as the case may be. The Independent Accountant shall determine, based solely on the provisions of this Agreement and the presentations by Buyers and Parent and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Closing Working Capital Statement or the NCA Statement, as the case may be, to conform to its determination within thirty (30) days after it has been engaged. In resolving any disputed item, the Independent Accountant: (x) shall limit its review to matters specifically set forth in the notice of disagreement as a disputed item, (y) shall further limit its review to whether the Closing Working Capital Statement or NCA Statement, as the case may be, is mathematically accurate and has been prepared in accordance with the accounting principles and methodologies set forth in this Section 1.4 and Schedule 1.4(a) with respect to the preparation of the Closing Working Capital Statement or the NCA Statement, as the case may be, and (z) shall not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any other Party. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties and shall not be subject to appeal. Buyers, on the one hand, and Parent, on the other hand, shall pay equally the fees and expenses of the Independent Accountant. The Closing Working Capital Statement, if not objected to by Parent pursuant to subsection (c) above, or, if required, as adjusted by the Parties, or by the Independent Accountant, shall be deemed to be the “Closing Working Capital Statement” for all purposes under this Agreement. The NCA Statement, if not objected to pursuant to subsection (c) above, or, if required, as adjusted by the Parties, or by the Independent Accountant, shall be deemed to be the “Final Cash Statement” for all purposes under this Agreement.
          (e) Buyers and Parent agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Working Capital Statement and the NCA Statement or the Final Cash Statement, as the case may be, and in the conduct of the reviews referred to in Section 1.4(d), including making available during normal business hours to the extent reasonably necessary, books, records, work papers and personnel.
          (f) If the Working Capital Amount is less than the Minimum Working Capital, the Purchase Price shall be reduced dollar-for-dollar by the amount by which the Working Capital Amount is less than the Minimum Working Capital, with payment of such difference to be made by Parent to Buyers. Alternatively, if the Working Capital Amount is greater than the Maximum Working Capital, the Purchase Price shall be increased dollar-for-dollar by the amount by which the Working Capital Amount is greater than the Maximum Working Capital, with payment of such difference to be made by Buyers to Parent. In the event the Working Capital Amount is equal to or greater than the Minimum Working Capital, but less than or equal to the Maximum Working Capital, no adjustment to the Purchase Price shall be made. All references in this paragraph to

Working Capital Amount shall mean the Working Capital Amount reflected on the Closing Working Capital Statement.
          (g) The Final Cash Statement shall set forth the final Net Cash Amount (the “Final Net Cash Amount”). If the Final Net Cash Amount is different from the Net Cash Amount set forth in the NCA Statement, then Buyers or Parent, as the case may be, shall make a payment to the other such that the Net Cash Amount paid or received by Buyers or Parent (taking into account any Interim Cash Adjustment Amount previously paid by Buyers or Parent) is exactly equal to the amount that Buyers or Parent would have paid or received if the Final Net Cash Amount had been set forth in the NCA Statement. If the Final Net Cash Amount is the same as the Net Cash Amount set forth in the NCA statement, then, if such amount is positive, Buyer shall pay Parent such positive Net Cash Amount less any Interim Cash Adjustment Amount previously paid, and if the Final Net Cash Amount is negative, Parent shall pay Buyers such negative Net Cash Amount less any Interim Cash Adjustment Amount previously paid.
          (h) Other than with respect to any payment to be made pursuant to Section 1.4(b), any payment required to be made pursuant to this Section 1.4 shall be delivered by Buyers or Parent, as applicable, within five (5) business days after the Closing Working Capital Statement or the Final Cash Statement, as applicable, is finalized (including upon resolution by Buyers and Parent of any disagreements or delivery of the determination of the Independent Accountant if required) by wire transfer in immediately available funds (in United States dollars) to an account designated by Buyers or Parent, as applicable, (or if not so designated, then by certified or official bank check payable in immediately available funds (in United States dollars) to the order of Buyers or Parent, as the case may be). The amount of any payment to be made pursuant to Section 1.4(f) or Section 1.4(g) shall bear interest from and including the Closing Date to (but excluding) the date of payment, at a rate per annum equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365 (the “Interest Rate”).
     1.5 Loan Amount. On or prior to the tenth (10th) day prior to the Closing, Buyers may prepare and deliver to Parent a statement setting forth the amount of cash required by Buyers to fund the operations of the foreign Company Entities, presented in the form of Schedule 1.5 (the “Foreign Cash Statement”), which Schedule shall allocate such amount between the accounts of the foreign Company Entities and shall designate the requested currency for each such account; provided, that the aggregate required cash amount set forth on the Foreign Cash Statement (the “Loan Amount”) shall not exceed $10,000,000 (calculated by applying the spot rate for each specified currency into United States dollars on the day prior to the Closing Date). On the Closing Date, Parent shall leave for, or cause to be left for, the account of each such foreign Company Entity the respective portion of the Loan Amount (in the currency indicated in the Foreign Cash Statement) allocated to such foreign Company Entity as set forth on the Foreign Cash Statement. On or prior to the thirtieth (30th) day following the Closing Date, Buyers shall pay or cause to be paid to Parent the Loan Amount (x) in lawful money of the United States (such amount to be determined by converting the respective foreign currency amounts to United States dollars based on the daily exchange rate published in the Wall Street Journal on the Closing Date), or (y) in the designated local currency for each such allocated amount as set forth on the Foreign Cash Statement, either (x) or (y) as designated by Parent in a written notice to Buyers delivered on the Closing Date, by wire transfer in immediately available funds to such account or accounts as have been designated by Parent in a written notice to Buyers delivered at least two (2) business days prior to such date, plus interest on the Loan Amount from (and including) the Closing Date to (but excluding) the date of payment, at the Interest Rate. Buyers shall have no right to set-off any payment obligations under this Section 1.5 against any payments to be made by Parent pursuant to this Agreement, the Transition Services Agreement, any other agreement by and between Parent or any of its Affiliates and Buyers or any of their Affiliates, or otherwise.
     1.6 Additional Action. On and after the Closing, upon the reasonable request of any of the other Parties, the Parties shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be necessary or appropriate in order to effectuate completely the purposes and intent of this Agreement and to fully consummate the transactions contemplated hereby, including, without limitation, assisting Parent in completing the Restructuring.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     For purposes of this Article II, references to the “Subsidiaries” shall be deemed to include Company PR. The assets and Liabilities and all other aspects of the condition, business and operations of the Brazilian Operations shall be deemed to be those of the Company for purposes of the representations and warranties of the Company set forth in this Article II. No investigation by Buyers or other information received by Buyers, other than as set forth in this Agreement and the Company Disclosure Schedule, shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent hereunder. The Company hereby represents and warrants to Buyers, except as set forth herein and in the disclosure schedule provided by the Company to Buyers on the date hereof (the “Company Disclosure Schedule”), which Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; provided, however, that the disclosures in any paragraph of the Company Disclosure Schedule shall qualify other paragraphs in this Article II if it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other paragraphs, that each of the following statements contained in this Article II are true:
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Buyers complete and accurate copies of its articles of incorporation and by-laws. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws. For purposes of this Agreement, “Company Material Adverse Effect” means any change, effect or circumstance (such item, an “Effect”) that individually or together with other such Effects, in the aggregate (a) is materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (b) materially impairs the ability of the Company to consummate the Transaction; provided, however, that for purposes of clause (a) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any Effect that is the result of general market or political conditions or economic conditions affecting the economy as a whole, (ii) any Effect that is the result of conditions generally affecting the industry or specific markets in which the Company Entities compete, (iii) any Effect that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism (in the case of any Effect described in sub-clauses (i)-(iii), which Effects do not disproportionately affect the Company Entities, taken as a whole, relative to other such industry or market participants), and (iv) any Effect that is the result of compliance with the terms of, or the taking of action required by, this Agreement.
     2.2 Authorization of Transaction; Corporate Action. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally. Other than such votes or consents that have been obtained as of the date hereof, no vote of, or consent by, the holders of any class or series of capital stock issued by any Company Entity is or will be necessary to authorize the Company’s execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.
     2.3 Noncontravention. Subject to compliance with any applicable foreign antitrust law and the filing of an agreement of merger with respect to the Merger with the Secretary of State of the State of California, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate any provision of the articles of incorporation or by-laws of any Company Entity, (b) require on the part of any Company Entity any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), other than any filing, permit, authorization, consent or approval which if not made or obtained would not be reasonably expected to have a Company Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of material obligations under, create in any party the right to terminate, modify or cancel, result in any change of any right or obligation or the loss of any benefit to which any Company Entity is entitled under, or require any notice, consent or waiver under, in each case, any contract or instrument which is required to be listed in Section 2.14 of the Company Disclosure Schedule except as would not reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of any Company Entity, except as would not reasonably be expected to have a Company Material Adverse Effect, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Company Entity or any of their respective properties or assets, other than any violation that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, (A) “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) customary liens for Taxes, assessments, charges or levies or other claims not yet delinquent, or the validity of which are being contested in good faith, (iv) irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which do not materially interfere with the present use of the affected property, and (v) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material to the Company, and (B) “Ordinary Course of Business” shall mean the ordinary course of the business of the Company Entities, consistent with past practices.
     2.4 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share, of the Company (the “Company Common Stock”), of which, as of the date of this Agreement, 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding shares of capital stock of or ownership interests in the Company other than as set forth in this Section 2.4. There are no outstanding options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies) or registration under the Securities Act of 1933, as amended (the “Securities Act”) of any shares of Company Common Stock.
     2.5 Subsidiaries.
          (a) Section 2.5 of the Company Disclosure Schedule sets forth (i) the name of each corporation, partnership, joint venture or other entity in which any Company Entity has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the equity interests therein (collectively, the “Subsidiaries”), (ii) the number and type of outstanding equity securities of each Subsidiary, and the number of shares held, directly or indirectly, by any person, and (iii) the jurisdiction of organization of each Subsidiary. No Company Entity has a direct or indirect ownership interest in any corporation, partnership, joint venture or other entity other than a Subsidiary.

          (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding options, warrants, rights, agreements or commitments to which Parent, Parent GH, Parent Brazil or any Company Entity is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. All of the issued and outstanding capital stock or other voting securities of each Subsidiary (other than Company PR) is owned by the Company, directly or indirectly, free and clear of any Encumbrance. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation involving any Company Entity on one side and any other prior holder of equity or ownership interests in a Subsidiary (a “Third Party Equity Holder”) on the other side which is pending or, to the Company’s knowledge, threatened against any Company Entity by a Third Party Equity Holder.
          (c) The Company owns beneficially and of record, and has good and valid title to the Company Malaysia Shares, free and clear of any Encumbrance. Upon payment in full of the Company Malaysia Purchase Price, good and valid title to the Company Malaysia Shares will pass to CayCo Buyer, free and clear of any Encumbrances. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies) or registration under the Securities Act of any of the Company Malaysia Shares.
     2.6 Financial Statements. The Company has provided to Buyers the audited (A) (i) combined balance sheet and (ii) combined statements of income, changes in stockholder’s equity and other comprehensive loss and cash flows of the Company Entities (including the Brazilian Operations) as of and for the fiscal year ended August 31, 2003 (the “August 31, 2003 Financial Statements”), and (B) the unaudited combined balance sheet of the Company Entities (including the Brazilian Operations) as of November 28, 2003 (the “November 28, 2003 Balance Sheet”, and together with the August 31, 2003 Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except that the unaudited financial statements do not contain footnotes required by GAAP and are subject to normal year-end adjustments) and fairly present in all material respects the combined financial condition, operating results and cash flows of the Company Entities (including the Brazilian Operations), as of the dates, and for the periods, indicated therein and are consistent in all material respects with the books and records of the Company Entities. All accounts, notes and other receivables owed from third party customers to any Company Entity (the “Receivables”) as of

November 28, 2003 have been included in the November 28, 2003 Balance Sheet. Except as has been reserved against in accordance with GAAP in the November 28, 2003 Balance Sheet and Receivables which have arisen subsequently and appear on the Closing Working Capital Statement, all Receivables reflected on the November 28, 2003 Balance Sheet arose from, and such Receivables existing on the Closing Date will have arisen from, bona fide sales and deliveries of goods or performance of services in the Ordinary Course of Business. Except as has been reserved against in accordance with GAAP in the Financial Statements and the Closing Working Capital Statement, there is, and on the Closing Date will be, no dispute with respect to the amount or validity of any Receivables. Except as has been reserved against in accordance with GAAP in the November 28, 2003 Balance Sheet and the Closing Working Capital Statement, all accounts payable and accrued liabilities of the Company Entities included in the November 28, 2003 Balance Sheet have arisen, and as of the Closing Date will have arisen, from bona fide transactions in the Ordinary Course of Business. Except as has been reserved against in accordance with GAAP in the November 28, 2003 Balance Sheet and the Closing Working Capital Statement, all the inventory of the Company Entities reflected on the November 28, 2003 Balance Sheet was properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company Entities and was, and all the inventory thereafter acquired and maintained by the Company Entities through the Closing Date shall have been, acquired and maintained in the Ordinary Course of Business. Except as has been reserved against in accordance with GAAP in the November 28, 2003 Balance Sheet and the Closing Working Capital Statement, all of the inventory recorded on the November 28, 2003 Balance Sheet consists of, and all inventory of the Company Entities on the Closing Date will consist of, items of a quality usable or saleable in the Ordinary Course of Business and are and will be in quantities sufficient for the Ordinary Course of Business.
     2.7 Absence of Certain Changes. Since November 28, 2003 and except with respect to the transactions contemplated hereby, (a) the business of the Company Entities has been conducted in the Ordinary Course of Business, (b) there has not been any material labor dispute, other than routine individual grievances, or, to the Company’s knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of any Company Entity and (c) no Company Entity has taken any of the actions set forth in paragraphs (a) through (t) of Section 5.3 (except for actions required to be taken in order to implement the Restructuring, and, in the case of other actions taken after the date hereof, with the prior written consent of Buyers (Buyers’ decision as to whether to provide any such written consent not to be unreasonably withheld, delayed or conditioned)). Since August 31, 2003, there has occurred no event, development or state of facts which has had or would reasonably be expected to have a Company Material Adverse Effect.
     2.8 Undisclosed Liabilities. There are no material Liabilities of any Company Entity and there are no existing conditions or set of circumstances which would reasonably be expected to result in such a liability, including, without limitation, as a result of the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (a) Liabilities shown on the November 28, 2003 Balance Sheet, (b) Liabilities which have arisen since November 28, 2003 in the Ordinary Course of Business and which have not had and would not reasonably be expected to have a Company Material Adverse Effect, (c) Liabilities not required by GAAP to be set forth on the November 28, 2003 Balance Sheet, and (d) Parent Liabilities. To the

Company’s knowledge, there are no material contingent liabilities of any Company Entity not set forth on the November 28, 2003 Balance Sheet due to the difficulty of quantifying them or assessing their level of probability, by virtue of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5.
     2.9 Tax Matters.
          (a) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).
               (ii) “Taxes” means (A) all taxes, or other like assessments or charges, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) in the case of any Company Entity, liability for the payment of any amount of the type described in clause (A) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of any Company Entity to a Governmental Entity is determined or taken into account with reference to the activities of any other person, and (C) liability of any Company Entity for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (A) or (B) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).
               (iii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
               (iv) “Affiliated Group” means a group of corporations with which any Company Entity has filed consolidated, combined, unitary or similar Tax Returns.
               (v) “Affiliated Period” means any period in which the Company Entity was a member of an Affiliated Group.
          (b) Each of the Company and the Subsidiaries has filed all material Tax Returns that it was required to file, all such Tax Returns were complete and accurate in all material respects, such Tax Returns have been made available to Buyers, and all Taxes due and payable with respect to such Tax Returns have been timely paid, or withheld and remitted to the appropriate Governmental Entity, except to the extent accrued or reserved on the Financial Statements. Each Affiliated Group has filed all Tax Returns that it was required to file with respect to any Affiliated Period, all such Tax Returns were correct and complete in all material respects, and all Taxes due and payable with respect to such Tax Returns have been timely paid, or withheld and remitted, to the appropriate Governmental Entity, except to the extent accrued or reserved on the Financial Statements. The Company Disclosure Schedule sets forth a list of the income Tax Returns filed by the Company, any Subsidiary or any Affiliated Group which are still open to audit under applicable limitations period.
          (c) Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any Affiliated Group) other than Parent, the Company and the Subsidiaries, including any obligation under any tax sharing agreement or under Treasury Regulations Section 1.1502-6 or any similar provision of law. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the date of the November 28, 2003 Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the November 28, 2003 Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. Since the end of the last period for which the Company and the Subsidiaries ordinarily record items on their respective books, neither the Company nor any Subsidiary has engaged in any transaction, or taken any other action, other than in the ordinary course of business, except as expressly contemplated in this Agreement, including in the Restructuring.
          (d) All material Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
          (e) No claim, action, suit, proceeding, examination or audit by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened with regard to any Tax or Tax Return of the Company or any Subsidiary. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Company or the Subsidiaries, which waiver or extension of time is currently outstanding. To the knowledge of the Company, no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any Subsidiary has been made, proposed or threatened by a Governmental Entity during any audit of the Company or any Subsidiary for Tax years beginning after January 1, 2000, which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Post-Closing Period.
          (f) Neither the Company nor any Subsidiary is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended through the date hereof (the “Code”) during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (g) None of the assets of the Company or any Subsidiary (i) is a “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (h) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.
          (i) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that would reasonably be likely to be treated as a partnership for applicable income Tax purposes.
          (j) Neither the Company nor any Subsidiary has participated as a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
          (k) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.
          (l) Neither the Company nor any Subsidiary is or has been a party to any Tax sharing agreement or to any other agreement or arrangement referred to in clause (B) or (C) of the definition of “Taxes”. Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group (for purposes of any federal, state, local or foreign law) other than one of which Parent or the Company was the common parent or made any election or participated in any arrangement for group Tax relief or made any similar election or participated in any similar arrangement whereby any Tax liability or any Tax Asset of the Company or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person.
          (m) Neither the Company nor any Subsidiary has entered into any agreement or arrangement with any Governmental Entity with regard to the Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
          (n) None of the Company or any Subsidiary of the Company is disregarded as an entity for Tax purposes. No election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company or any Subsidiary of the Company as an association, corporation or partnership.
          (o) The net operating losses of the Affiliated Group as determined for U.S. federal income tax purposes are not currently subject to a limitation under Section 382 of the Code.
          (p) Company Malaysia is not currently nor has it ever been a real property company as defined in Paragraph 34A of Article IX to the Malaysian Real Property Gains Tax Act of 1976.

          (q) Company Malaysia (i) has complied in all material respects with the conditions stipulated in the pioneer certificate issued by the Minister of International Trade and Industry under Section 7(3) of the Malaysian Promotion of Investments Act 1986 (Revised) during the tax relief from October 1, 1999, and (ii) has business plans that include introducing more advanced and high-technological products to be manufactured in Malaysia in order to enable it to apply for a renewal of such tax relief in September of 2004. To the knowledge of the Company, no Governmental Entity has threatened or proposed to revoke, eliminate, reduce or fail to renew such tax relief. The transactions expressly contemplated by this Agreement will not adversely affect Company Malaysia’s eligibility for such tax relief.
          (r) The Company’s application for International Procurement Center (IPC) status has been processed by the Malaysian Industrial Development Authority and has been forwarded to the Malaysian Treasury Department for approval.
          (s) The Dominican Republic branch of Company PR has complied in all material respects with the conditions stipulated in the grant of tax exemption issued by the National Free Zones Council of free zone tax Exemption pursuant to the provisions of the Law 8-90, January 10, 1990 and pursuant to such tax exemption is not subject to any Taxes that would otherwise be imposed by the Dominican Republic. The transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Dominican Republic branch of Company PR for such tax exemption.
     2.10 Assets.
          (a) As of the date hereof, and subject to the implementation of the actions described in Sections 9.1 and 9.2(a) (the “Restructuring”), as of the Closing Date, the property and assets owned or leased by the Company Entities or which they otherwise have the right to use, constitute all of the property and assets used or held for use by Parent and its Affiliates in connection with the business of manufacturing and selling (i) industry standard and custom memory products, and (ii) as conducted under the name SMART Modular Technologies, Inc., wireless and wire-line communication and display products, and, in each case, providing design and manufacturing services related thereto as conducted on the date hereof (the “Business”) and will be adequate in all material respects for the Company Entities to conduct the Business at the Closing Date in a manner consistent with the prior operation of such Business.
          (b) As of the Closing Date, and subject to the Restructuring, the Company Entities will own or lease all tangible properties and assets reflected on the November 28, 2003 Balance Sheet or acquired after November 28, 2003, except for the properties and assets sold or disposed of since November 28, 2003 in the Ordinary Course of Business or to implement the Restructuring. All such properties and assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used, except for any defect or failure that would not reasonably be expected to have a Company Material Adverse Effect. No asset of any Company Entity (tangible or intangible) is subject to any Security Interest, other than Security Interests which do not, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such asset.
     2.11 Owned Real Property. Section 2.11 of the Company Disclosure Schedule lists all real property owned by the Company Entities (the “Owned Real Property”). The applicable Company Entity has fee simple title (or equivalent foreign title) to all Owned Real Property, free and clear of any Security Interest. Except as otherwise described in Section 2.11 of the Company Disclosure Schedule (i) there are no natural or artificial conditions upon any Owned Real Property or any other facts or conditions which, with respect to the transferability, financiability, ownership, leasing, use, development, occupancy or operation of any such real property, would be reasonably likely to result in a Company Material Adverse Effect, (ii) the Company has not received any written notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made, (iii) there are no parties in possession of any portion of any Owned Real Property, whether as tenants, trespassers or otherwise except the Company Entities, and (iv) there are no pending, or, to the knowledge of the Company, threatened assessments, improvements or activities of any public or quasi public body either planned, in the process of construction or completed which may give rise to any material assessment against any such Owned Real Property.
     2.12 Real Property Leases; Conditions of Real Property. Section 2.12 of the Company Disclosure Schedule lists all real property leased or subleased to or by any Company Entity (together with Owned Real Property, the “Real Property”). The Company has made available to Buyers complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Company Disclosure Schedule (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and (b) no Company Entity nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, which such breach, violation or default (when aggregated with all such breaches, violations or defaults) would reasonably be expected to have a Company Material Adverse Effect. There are no parties in possession of any Real Property except the Company Entities and the current use of the Real Property by the Company Entities complies in all material respects with applicable law and the lease or sublease with respect thereto.
     2.13 Intellectual Property.
          (a) To the knowledge of the Company, each of the Company Entities owns or has the right to use all material Intellectual Property necessary for, or used in, the operation of the Business as presently conducted (the “Company Intellectual Property”). There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property that is owned by any Company Entity. The consummation of the transactions contemplated by this

Agreement will not alter, encumber, impair or extinguish, in any material respect, any Company Intellectual Property. The Company has taken commercially reasonable measures to protect the proprietary nature of each material item of Company Intellectual Property, and one or more Company Entities holds all right, title and interest in and to, or has the right to use, all Company Intellectual Property free and clear of any Encumbrance (subject to non-exclusive licenses thereof). No Company Entity has given to any person an indemnity in connection with any Intellectual Property, other than indemnities that arise under a sales contract in the Ordinary Course of Business or under a license for generally available off-the-shelf software for less than $10,000 per seat. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. The Company has made available to Buyers complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any item of Company Intellectual Property owned by or exclusively licensed to any Company Entity. For purposes of this Agreement, “Intellectual Property” means all (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) patents and patent applications, (iii) copyrights and registrations thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, (vi) databases and data collections, (vii) industrial designs (whether or not registered), (viii) trademarks, service marks, trade names, trade dress, logos, domain names and company names (whether or not registered) and applications and registrations therefor and all goodwill associated therewith, and (ix) other proprietary intellectual property rights under any law, statutory provision or common law doctrine. Section 2.13(a)(ii) of the Company Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark registration or application therefor, service mark registration or application therefor, and domain name registration or application therefor owned by any Company Entity. Section 2.13(a)(iii) of the Company Disclosure Schedule contains a true and complete list of all material agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue) to which any Company Entity is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Company Intellectual Property.
          (b) To the knowledge of the Company, none of the activities or Business presently conducted by any Company Entity infringes or violates, in any material respect, or constitutes a material misappropriation of any Intellectual Property rights of any person or entity. As of the date hereof, there is no claim, action, suit, or proceeding pending against, or, to the knowledge of the Company, threatened against any Company Entity, the operation of the Business or any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of any Company Entity in any of the Company Intellectual Property, (ii) alleging that the use of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property rights of any third party, or (iii) alleging that any Company Entity infringed, misappropriated or otherwise violated any Intellectual Property right of any third party.

          (c) None of the Company Intellectual Property owned by any Company Entity that is material to the operation of the Business has been adjudged invalid or unenforceable by a court or agency in whole or part, and, to the knowledge of the Company, none of the Company Intellectual Property exclusively licensed to any Company Entity that is material to the operation of the Business has been adjudged invalid or unenforceable in whole or part by a court or agency of competent jurisdiction. To the knowledge of the Company, all such Company Intellectual Property owned by or exclusively licensed to any Company Entity is valid and enforceable.
          (d) To the knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Business.
          (e) No Company Entity is a party or otherwise bound to an agreement with a Standards body or similar entity.
     2.14 Contracts.
          (a) Section 2.14 of the Company Disclosure Schedule lists the following agreements to which any Company Entity is a party as of the date of this Agreement:
               (i) any agreement for the lease of personal property from or to third parties providing for lease payments in excess of $300,000 per annum;
               (ii) any agreement for the purchase of products or for the receipt of services from each supplier set forth on Section 2.21 of the Company Disclosure Schedule;
               (iii) any agreement for the sale of products or for the furnishing of services to each customer set forth on Section 2.21 of the Company Disclosure Schedule;
               (iv) any agreement establishing a partnership or joint venture;
               (v) any agreement under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (including capitalized lease obligations) involving more than $750,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (vi) any agreement (an “Interested Party Agreement”) with (A) Parent or any affiliate (an “Affiliate”), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Parent, (B) any person directly or indirectly owning, controlling or holding power to vote five percent (5%) or more of the outstanding voting securities of Parent or any of its Affiliates, (C) any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Parent or any of its Affiliates, or (D) any director or officer of Parent or any of its Affiliates (other than the Company Entities) or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

               (vii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
               (viii) any material franchise, agency, dealer, sales representative, marketing or other similar agreement;
               (ix) any material agreement, commitment or arrangement with a Governmental Entity; and
               (x) any other agreement, commitment or arrangement not made in the Ordinary Course of Business that is material to the Company Entities, taken as a whole.
          (b) The Company has made available to Buyers a complete and accurate copy of each agreement listed in Section 2.14 of the Company Disclosure Schedule. With respect to each agreement so listed (i) the agreement is legal, valid, binding and enforceable and in full force and effect, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally, (ii) no Company Entity nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any such agreement, and (iii) to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.
     2.15 Insurance.
          (a) Section 2.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies and surety bonds which the Company Entities maintain with respect to their assets, liabilities, employees, officers or directors or the Business (“Insurance Policies”). The Company has previously delivered to Buyers true and complete copies of all Insurance Policies.
          (b) The Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement, or consummation of the transactions contemplated hereby. The Company Entities are current in all premiums or other payments due under each Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder. The Company Entities have given timely notice to the insurer under each Insurance Policy of all outstanding material claims that may be insured thereby.
          (c) No Company Entity has received during the past three years from any insurance carrier with which it has carried any insurance any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.
     2.16 Litigation. Section 2.16 of the Company Disclosure Schedule lists all actions, suits, proceedings, claims, arbitrations or investigations before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which are pending or, to the Company’s knowledge, threatened against any Company Entity, as of the date hereof. Prior to the date hereof, the Company has furnished to Buyers all material information of which the Company is aware, with respect to the Legal Proceedings. There is no Legal Proceeding which is pending or, to the Company’s knowledge, threatened against any Company Entity, or, to the Company’s knowledge, any basis for any Legal Proceeding against any Company Entity, which individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect. This Section 2.16 does not extend to Legal Proceedings arising under Environmental Laws (such matters are addressed in Section 2.19).
     2.17 Labor Matters.
          (a) No Company Entity is a party to or bound by any collective bargaining agreement, or other labor agreement with any union or labor organization, nor has any of them, within the past two years, experienced or been threatened with any strikes, slowdowns or stoppages, material grievances, slowdowns, stoppages, lockouts, claims of unfair labor practices or other collective bargaining disputes. To the Company’s knowledge, there is no strike, material grievance, slowdown, stoppage, lockout, claim of unfair labor practices or other collective bargaining dispute threatened against any Company Entity. No labor union has been certified by the National Labor Relations Board or any equivalent foreign body governing labor relations as bargaining agent or representative for any of the employees of any Company Entity. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of any Company Entity.
          (b) In the past 90 days, no Company Entity has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Entity, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Company Entity.
     2.18 Employee Benefits.
          (a) Section 2.18(a) of the Company Disclosure Schedule contains a complete and accurate list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained by Parent, or any Company Entity for the benefit of any current or former employee, director or consultant of any Company Entity or with respect to which any Company Entity may have any liability or obligation following the Closing Date, excluding any Employee Benefit Plans sponsored solely by a Governmental Entity (collectively, the “Employee Benefit Plans”). The Company does not have any commitment to establish any Employee Benefit Plans for the employees of any Company Entity (except to the extent required by law). Complete and accurate copies of all Employee Benefit Plans which have been reduced to writing have been made available to Buyers. Each Employee Benefit Plan maintained or sponsored by any Company Entity and not sponsored by Parent is specifically identified as such in Section 2.18(a) of the Company Disclosure Schedule (a “Company Plan”). Each of the Company Plans and the Parent’s 401(k) Retirement Savings Plan has been administered in all material respects in accordance with its terms and each of the Company Entities has in all material respects met its obligations with respect to such Company Plan and has, in all material respects, made all required contributions thereto. Each of the Company Plan and the Parent’s 401(k) Retirement Savings Plan has, in all material respects, been operated in compliance with applicable law, including the currently applicable provisions of ERISA and the Code and the regulations thereunder, and, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any court or arbitrator or any state, federal or local governmental body, agency or official other than routine claims for benefits.
          (b) Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its tax-qualified status from the IRS and no event has occurred since the date of such letter that would reasonably be expected to result in the loss of such status. No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause any Company Entity to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.
          (c) Neither the Company nor any affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) has within the past six (6) years sponsored, maintained or contributed to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
          (d) At no time within the past six (6) years has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (e) No Employee Benefit Plan covering current or former employees promises or provides post-employment or retiree medical or other post-employment or retiree life, disability or other insured benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or non-U.S. law.
          (f) Section 2.18(f) of the Company Disclosure Schedule discloses each outstanding (i) employment, severance or change of control agreement with any current or former employee or consultant of any Company Entity (A) the benefits of which are contingent upon the occurrence of a transaction involving any Company Entity of the nature of the transactions contemplated by this Agreement (either alone or upon termination of employment following such transactions), or (B) providing any term of employment or future severance benefits, and (ii) agreement or plan binding any Company Entity, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the termination of employment following such transactions).
          (g) Each of the Company and Parent and their respective Affiliates is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees of the Company and the Subsidiaries.
          (h) In respect of each Employee Benefit Plan covering any current or former employee or director of the Company or its Subsidiaries located outside of the United States, the Company has made provision, in all material respects, for accrued liabilities in accordance with applicable law and applicable accounting standards.
     2.19 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:
          (a) (i) Each of the Company Entities has complied with all applicable Environmental Laws, and (ii) there is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, claim, third-party review, penalty, notice of violation, formal administrative proceeding, investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Company Entity, except for litigation, claims, third-party reviews, penalties, notices of violations, formal administrative proceedings, investigations, inquiries or information requests that, individually or in the aggregate, would not reasonably be expected to result in a liability to any Company Entity.
          (b) Section 2.19 of the Company Disclosure Schedule lists all material Environmental Permits currently held by the Company Entities relating to its business, and each of the Company Entities has, and is in compliance with, all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be revoked or terminated prior to their normal expiration date or not renewed as a result of the consummation of the transactions contemplated by this Agreement.
          (c) No Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by any Company Entity or any property to which any Company Entity has sent waste, which would reasonably be expected to result in a liability to any Company Entity.
          (d) The Company has delivered to Buyers or made available for inspection by Buyers the environmental audits, assessments, reports and investigations set forth in Section 2.19(d) of the Company Disclosure Schedule concerning any property or facility now or previously owned, leased or operated by the Company or Subsidiary and conducted at the request of, or otherwise in the possession of any Company Entity.

          (e) For purposes of this Agreement:
     “Environmental Law” shall mean any applicable federal, foreign, provincial, state or local law, statute, rule, regulation, ordinance, judgment, permit, governmental requirement, order, treaty, enforceable directive or the common law relating to the environment, Hazardous Materials or occupational health and safety, including without limitation any law, statute, rule, regulation, ordinance, judgment, permit, governmental restriction, order, treaty, directive or common law pertaining to (i) the prohibition, regulation, or control of any Hazardous Material; (ii) the treatment, storage, disposal, generation and transportation of Hazardous Materials; (iii) air, water and noise pollution; (iv) groundwater and soil contamination; (v) the release or threatened release into the environment of Hazardous Materials, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (vi) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vii) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of Hazardous Materials, all as amended.
     “Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and relating to the business of the Company or any Subsidiary, as currently conducted.
     “Hazardous Materials” shall mean pollutant, contaminant, waste or chemical or any other any materials or substances regulated by any Governmental Entity as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste.
     As used in this Section 2.19, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     2.20 Legal Compliance. Each of the Company Entities, and the conduct and operations of their respective businesses, are in compliance with (other than Environmental Laws which are addressed in Section 2.19) each applicable law (including rules and regulations thereunder), ordinance, judgment, decree, order, writ and injunction of any federal, state, local or foreign government, or any Governmental Entity, except for any violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including rules and regulations thereunder), ordinance, judgment, decree, order, writ or injunction, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.
     2.21 Customers and Suppliers. Section 2.21 of the Company Disclosure Schedule sets forth a list of (a) the ten largest customers based on combined revenues of the Company Entities (including the Brazilian Operations) during the fiscal year ended August 31, 2003, and the revenues attributable to each such customer for such period, (b) the ten largest customers based on combined revenues of the Company Entities (including the Brazilian Operations) during the three-month period ended November 28, 2003, and the revenues attributable to each such customer for such period, (c) those suppliers of the Company Entities (including the Brazilian Operations) during the fiscal year ended August 31, 2003, with greater than $10,000,000 in combined expenses attributable to each such supplier for such period, (d) those suppliers of the Company Entities (including the Brazilian Operations) during the three-month period ended November 28, 2003, with greater than $2,000,000 in combined expenses attributable to each such supplier for such period, (e) any customer or supplier of the Company Entities (including the Brazilian Operations) during the fiscal year ended August 31, 2003 which is an Affiliate of the Company (other than a Company Entity), and the revenues attributable to each such customer and the expenses attributable to each such supplier, in each case, for such period, and (f) any customer or supplier of the Company Entities (including the Brazilian Operations) during the three-month period ended November 28, 2003, which is an Affiliate of the Company (other than a Company Entity), and the revenues attributable to each such customer and the expenses attributable to each such supplier, in each case, for such period. As of the date of this Agreement, the Company has not received any notice of termination from such customers or suppliers and, with respect to such customers, to the Company’s knowledge, there is no circumstance existing that would, or would reasonably be expected to, lead to such termination or any material adverse change in the business relationship of any Company Entity with any such customers or suppliers.
     2.22 Permits.
          (a) Section 2.22(a) of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization of any Governmental Entity affecting, or relating in any way to, the Business (collectively, the “Permits”) together with the name of the government agency or entity issuing such Permit.
          (b) Neither the Company nor any Subsidiary is in violation of or default under any Permit and no Permit will be revoked, terminated prior to its normal expiration date or not renewed as a result of the consummation of the transactions contemplated by this Agreement, except, in all cases, for any violation, default, revocation, termination or renewal that have not had and would not reasonably be expected to have a Company Material Adverse Effect.
     2.23 Restrictions on Business Activities. No Company Entity is a party to any material agreement under which any Company Entity is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.
     2.24 Brokers’ Fees. No Company Entity has any liability or obligation to pay any brokers’ or finders’ fees or any other commissions or similar fees to any broker, finder agent, investment banker, financial adviser or other person with respect to the transactions contemplated by this Agreement.

     2.25 Interested Party Transactions . No executive officer or director of any Company Entity (each an “Affiliated Party”) has, or since January 1, 2002 has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any technology, goods or services, or (iii) any material beneficial interest in any contract to which the Company is a party (it being agreed that ownership of no more than ten percent (10%) of the outstanding voting stock of a corporation or other entity shall not be deemed to be an “interest in any entity” for purposes of this Section 2.25).
     2.26 Indebtedness.
     (a) Section 2.26(a) of the Company Disclosure Schedule sets forth the lender or party owed with respect to all outstanding Indebtedness of the Company Entities. As of the Closing, no Company Entity shall have any outstanding Indebtedness, other than leases of real and personal property disclosed in the Company Disclosure Schedule which are to remain with the Company Entities following the Closing and as provided in Article IX. For purposes of this Agreement, “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (iv) any commitment by which a person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, but excluding indemnity obligations with respect to purchase and sale contracts or other agreements entered into in the Ordinary Course of Business), (v) any indebtedness guaranteed in any manner by a person (including guarantees in the form of an agreement to repurchase or reimburse, but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (vi) any obligations under capitalized leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a person assures a creditor against loss, (vii) any indebtedness secured by an Encumbrance on a person’s assets, (viii) any outstanding letter of credit, performance bond or similar surety obligation of a person; provided that any such obligation shall only be considered Indebtedness to the extent such obligation has actually been drawn (or circumstances exist which entitle the beneficiary to draw on) at or prior to the Closing Date, and (ix) any interest, principal, prepayment penalty, fees or expenses to the extent payable in respect of those items listed in clauses (i) through (viii) of this defined term. Notwithstanding the foregoing, “Indebtedness” shall specifically exclude any and all indebtedness (of a nature described in clauses (i) through (viii) above) between Parent or any of its Affiliates (on the one hand) and any Company Entity (on the other hand).
          (b) After the Closing, no Company Entity shall have any Liability with respect to any Indebtedness of Parent or its Affiliates (excluding any capitalized leases of the Company Entities).

     2.27 Product Warranties, Defects and Liabilities. Each product sold or delivered by the Company Entities has conformed, in all material respects, with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express warranties, and the Company Entities do not have any material liability for replacement or repair thereof or other damages arising from or in connection with any product sold or delivered by any Company Entity prior to the Closing Date, except in each case for Liabilities reserved against on the November 28, 2003 Balance Sheet and on the Closing Working Capital Statement or under any contract listed in Section 2.14 of the Company Disclosure Schedule. There is no pending, or to the Company’s knowledge, threatened recall or investigation of any product sold by any Company Entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent hereby represents and warrants to Buyers, as set forth in the disclosure schedule provided by Parent to Buyers on the date hereof (the “Parent Disclosure Schedule”), which Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; provided, however, that the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify other paragraphs in this Article III if it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other paragraphs, that each of the following statements contained in this Article III are true:
     3.1 Ownership of Capital Stock.
          (a) Parent owns beneficially and of record, and has good and valid title to, the Company Shares, and, as of the Closing, after giving effect to the transactions contemplated hereby, free and clear of any Security Interest, claim, trust, right of first refusal, preemptive right, option, or other restriction (other than a restriction arising under federal or state securities laws) (an “Encumbrance”). There are no agreements to which Parent is a party or by which it is bound with respect to the voting (including voting trusts or proxies) or registration under the Securities Act of any of the Company Shares.
          (b) Parent GH owns beneficially and of record, and has good and valid title to, the Company PR Shares, free and clear of any Encumbrance. Upon payment in full of the Company PR Purchase Price, good and valid title to the Company PR Shares will pass to CayCo Buyer, free and clear of any Encumbrances. There are no agreements to which Parent GH is a party or by which it is bound with respect to the voting (including voting trusts or proxies) or registration under the Securities Act of any of the Company PR Shares.
          (c) Parent Brazil owns and has good and valid title to, or leases and has good and valid leasehold interest in, the property and assets used or held for use in the conduct of the Brazilian Operations, free and clear of any Encumbrance. Parent Brazil shall have an irrevocable obligation to deliver to CayCo Buyer, or a subsidiary thereof, the Brazil NewCo Quotas pursuant to Section 9.2(a).

     3.2 Corporate Existence. Each of Parent, Parent GH and Parent Brazil is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
     3.3 Authorization of Transaction; Corporate Action. Each of Parent, Parent GH and Parent Brazil has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Parent, Parent GH and Parent Brazil of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each such Party. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of each of Parent, Parent GH and Parent Brazil, enforceable against each such Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally. Other than such votes or consents that have been obtained as of the date hereof, no vote of, or consent by, the holders of any class or series of capital stock issued by Parent, Parent GH or Parent Brazil is or will be necessary to authorize the execution and delivery by each such Party of this Agreement or the consummation by it of the transactions contemplated hereby.
     3.4 Noncontravention. Subject to compliance with any applicable foreign antitrust law and the filing of an agreement of merger with the Secretary of State of the State of California, neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby will (a) conflict with or violate any provision of the charter or by-laws of Parent, Parent GH or Parent Brazil, (b) require on the part of Parent, Parent GH or Parent Brazil any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent, Parent GH or Parent Brazil is a party or by which any such Party is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Parent GH or Parent Brazil or any of their respective properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of Parent to consummate, or cause its Affiliates to consummate, the transactions contemplated by this Agreement.
     3.5 Brokers’ Fees. No broker, finder, agent, investment banker, financial advisor or other person is or will be entitled to any brokers’ or finder’s fees or any other commission or similar fee in connection with the transactions contemplated by this Agreement, other than Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Each Buyer and Merger Subsidiary jointly and severally represents and warrants to Parent and the Company that each of the following statements contained in this Article IV are true:
     4.1 Organization and Corporate Power. Such Buyer and Merger Subsidiary is each a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Merger Subsidiary is a wholly-owned direct subsidiary of USCo Buyer.
     4.2 Authorization of Transaction. Such Buyer and Merger Subsidiary each has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Buyer and Merger Subsidiary of this Agreement and the consummation by such Buyer and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Buyer and Merger Subsidiary. This Agreement has been duly and validly executed and delivered by such Buyer and Merger Subsidiary and constitutes a valid and binding obligation of such Buyer and Merger Subsidiary, enforceable against such Buyer and Merger Subsidiary in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally.
     4.3 Noncontravention. Subject to compliance with any applicable foreign antitrust law and the filing of an applicable agreement of merger with the Secretary of State of the State of California, neither the execution, delivery or performance of this Agreement by such Buyer and Merger Subsidiary, nor the consummation by such Buyer and Merger Subsidiary of the transactions contemplated hereby will (a) conflict with or violate any provision of the charter or by-laws of such Buyer and Merger Subsidiary, (b) require on the part of such Buyer or Merger Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which such Buyer or Merger Subsidiary is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Buyer or Merger Subsidiary or any of its properties or assets, except in the case of clauses (b), (c) or (d), any filing, permit, authorization, consent or approval of, or conflict, breach, default, acceleration, right or violation that would not reasonably be expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect. For purposes of this Agreement, “Buyer Material Adverse Effect” shall mean any material adverse change, event or circumstance with respect to, or any material adverse effect on, the ability of such Buyer or Merger Subsidiary to consummate the transactions contemplated by this Agreement.
     4.4 Broker’s Fees. Neither such Buyer nor Merger Subsidiary has entered into any agreement or arrangement entitling any broker, finder, agent, investment banker, financial advisor or other person to any brokers’ or finder’s fees or any other commission or similar fee in connection with the transactions contemplated by this Agreement which could give rise to any Liability on the part of Parent, Parent GH, Parent Brazil, or, prior to the Closing Date, any of the Company Entities.
     4.5 Legal Proceedings. There are no Legal Proceedings of any nature that are pending or, to the knowledge of such Buyer, threatened against or relating to such Buyer or any of its subsidiaries that would, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.
     4.6 Investment Purpose. Such Buyer is entering into the Transaction for the purpose of investment and not with a view to, or for offer or sale in connection with, any public distribution thereof in violation of the registration requirements of the Securities Act. Such Buyer understands that none of the Shares has been, or will be, registered under the Securities Act by reason of a specified exemption therefrom, and that any such exemption will depend, among other things, upon the bone fide nature of the investment intent and the accuracy of such Buyer’s representations as expressed in this Agreement, and that the Shares cannot be resold by such Buyer unless they are registered under the Securities Act or unless an exemption from registration is available. Such Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     4.7 Experience; Investigation by Buyers. Such Buyer is an informed and sophisticated purchaser so that such Buyer is capable of evaluating the merits and risks of such Buyer’s investment in the Company Entities. Such Buyer has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial conditions, software, technology and prospects of the Company Entities and acknowledges that such Buyer has been provided access to the personnel, properties, premises and records of the Company Entities for such purpose.
     4.8 Financing. Such Buyer has previously delivered to Parent a true and correct copy of the equity commitment letters from Francisco Partners, L.P. (“FP”) and TPG Partners III, L.P. (“TPG”) (such letters, collectively, the “Equity Commitment Letters”), each of which remains in full force and effect. Such Buyer will have at Closing all funds in cash necessary to consummate the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by such Buyer in connection therewith.

ARTICLE V
COVENANTS
     5.1 Closing Efforts.
          (a) Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) negotiating in good faith and executing the Transition Services Agreement and the Commercial Agreements, and (ii) assisting and cooperating with the other Parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including taking all actions necessary and within its control to cause the conditions of Closing in Article VI to be satisfied as promptly as reasonably practicable and using reasonable efforts to attempt to ensure the accuracy of its representations and warranties at Closing, to the extent the accuracy thereof is in such Party’s control.
          (b) Prior to the Closing and the BRT Date with respect to Brazil NewCo, each of the Parties shall promptly consult with the other Parties hereto with respect to, provide any necessary information with respect to, and provide the other Parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each of the Parties shall promptly inform the other Parties of any communication received by such Party from any Governmental Entity regarding any of the transactions contemplated hereby. If any of the Parties or any Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the transactions contemplated hereby, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
     5.2 Antitrust Filings.
          (a) Each of the Parties shall promptly file (or cause to be filed) any antitrust filings required in connection with this Agreement and the transactions contemplated hereby in jurisdictions other than the United States (which shall be made as soon as practicable after the date hereof), shall use reasonable best efforts to obtain early termination of any applicable waiting periods, and shall coordinate in making any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Buyers, on the one hand, and Parent, on the other hand, shall each pay one-half of the aggregate fees associated with such filings; provided, that each Party shall pay its own attorney’s fees.
          (b) Each Buyer hereby agrees that it shall not take any action, or authorize the taking of any action, with respect to the structure of the Transaction, that would cause any Party or the transactions contemplated by this Agreement to become subject to the requirements of the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended.
     5.3 Operation of Business. Except as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, during the period from the date of this Agreement to the Closing, Parent shall cause each Company Entity and Brazil NewCo, if applicable, to conduct its operations in the Ordinary Course of Business, and preserve intact its business organization and relationships with third parties, and use commercially reasonable efforts to keep available the services of its present officers and employees, except as required to implement the Restructuring. For purposes of this Section 5.3, the assets and Liabilities and all other aspects of the condition, business and operations of the Brazilian Operations and Brazil NewCo, if applicable, shall be deemed to be those of the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date (A) each Company Entity and Brazil NewCo, if applicable, shall (i) manage its working capital (including the timing of payment of accounts payable, collection of accounts receivable and the management of its inventory) in the Ordinary Course of Business (and thereby maintain its normal accounts payable, accounts receivable and inventory days outstanding metrics), except as contemplated herein or in the schedules hereto, and (ii) make a pro-rata portion of the annual capital expenditures contemplated by the annual plan set forth in Section 5.3(A) of the Company Disclosure Schedule, and (B) except as set forth in Section 5.3(B) of the Company Disclosure Schedule and except as required to implement the Restructuring, Parent shall cause each Company Entity and Brazil NewCo, if applicable, not to, without the written consent of Buyers (Buyers’ decision as to whether to provide any such written consent not to be unreasonably withheld, delayed or conditioned):
          (a) issue, sell, transfer, pledge, dispose of or otherwise encumber any stock or other securities of any Company Entity or any rights, warrants or options to acquire any such stock or other securities;
          (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock (whether in cash, stock or property or any combination thereof) except for (A) by and among Company Entities and (B) by and between a Company Entity and Parent or its Affiliates, in each case in connection with intercompany cash management or dividends of cash, or (iii) redeem, purchase or otherwise acquire directly or indirectly any shares or interests of its capital stock, any instrument or security which consists of or includes a right to acquire such shares or interest;
          (c) incur or assume any Indebtedness (other than any interest, fees or expenses with respect to Indebtedness in existence as of the date hereof, payable in the Ordinary Course of Business) or modify the terms of any outstanding Indebtedness;
          (d) adopt, enter into or amend any Employee Benefit Plan, adopt any employment or severance agreement for the benefit of employees of any Company Entity, increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Company Plan; provided, however, that Parent or the Company Entities may (i) increase the compensation of or benefits available to any non-officer employee pursuant to an annual merit increase in the Ordinary Course of Business, (ii) take any action required by law, and (iii) increase the compensation or benefits available to any employee under a Parent employee benefit plan (to the extent such increase is required by applicable law to apply to all employees and does not result in any material liability to any Company Entity), in which case Parent shall notify Buyers of such increase;
          (e) sell, lease, license or dispose of any material assets or property, other than the sale of inventory or non-exclusive licensing of Company Intellectual Property in connection with the sale of inventory, in each case, in the Ordinary Course of Business;
          (f) enter into, amend (including with respect to customer payment terms) or extend the term of (except pursuant to its terms) any agreement for the sale of products or the furnishing of services by any Company Entity of a nature required to be disclosed on Section 2.14(a)(iii) of the Company Disclosure Schedule or which would result in the receipt by any Company Entity of more than $2,000,000, other than in the Ordinary Course of Business;
          (g) enter into any agreement for the purchase of products or for the receipt of services which requires payment by the Company and/or any Subsidiary of more than $250,000 annually for any single contract;
          (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business, other than the acquisition of inventory in the Ordinary Course of Business;
          (i) mortgage or pledge any of its material properties or assets or subject any such property or assets to any Security Interest other than non-exclusive licenses of Company Intellectual Property entered into in the Ordinary Course of Business;
          (j) discharge or satisfy any material Security Interest or pay any material obligation or liability other than in the Ordinary Course of Business;
          (k) amend its charter or by-laws (or similar instruments);
          (l) change its accounting methods, principles or practices from those set forth in the Financial Statements, except insofar as may be required by a generally applicable change in GAAP;
          (m) make or commit to make any capital expenditures in excess of the pro rata portion of the annual capital expenditures contemplated by the annual plan set forth in Section 5.3(A) of the Company Disclosure Schedule;

          (n) make or change any Tax election (except as expressly provided elsewhere in this Agreement or to the extent necessary to complete the Restructuring), settle or compromise any material Tax liability, consent to any extension or waiver of any limitations period with respect to Taxes, change any material annual Tax accounting period, or adopt or change any material method of Tax accounting or take any other action outside the Ordinary Course of Business or omit to take any other action that would otherwise be within the Ordinary Course of Business, if any such action or omission would have the effect of materially increasing the Tax liability of any Company Entity, Buyers or any Affiliate of Buyers;
          (o) enter into any Interested Party Agreement;
          (p) loan, advance or make any capital contribution to or investment in any person other than (i) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company or to Parent or its Affiliates, or (ii) transactions made in the Ordinary Course of Business;
          (q) voluntarily relinquish any contract or other right, in either case, material to the Company Entities, taken as a whole, other than in the Ordinary Course of Business;
          (r) voluntarily permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled, modified or terminated prior to the Closing Date (other than, with respect to any insurance policy that is maintained by Parent or any of its Affiliates (other than the Company Entities), modifications which do not affect the Company Entities in a disproportionate manner, provided, however, that prior to effecting any such modification, Parent shall, if applicable, provide substantially similar insurance coverage (including with respect to any deductibles) for the Company Entities; provided further, however, that the foregoing proviso shall not apply to any modifications required to be made by applicable law);
          (s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
          (t) agree to take any of the foregoing actions.
     Notwithstanding anything to the contrary in this Agreement, the Company Entities shall be permitted to transfer to Parent any Parent Information that is in the possession of any Company Entity (without retaining a copy thereof).

     5.4 Access to Information.
          (a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing, Parent shall cause each Company Entity, Brazil NewCo, if applicable, and Parent Brazil with respect to the Brazilian Operations to afford Buyers and their accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel to obtain all information concerning the business of the Company Entities, Brazil NewCo, if applicable, and the Brazilian Operations, including the status of product development efforts, properties, results of operations and personnel, as Buyers may reasonably request.
          (b) Following the Closing, Parent and Buyers will use reasonable efforts to afford each other and their respective agents reasonable access to their respective employees and those books of account, financial and other records and information that relate to the Company Entities, Brazil NewCo, if applicable, and the Brazilian Operations to the extent necessary for Buyers or Parent to defend any third party audit, investigation, dispute or litigation or other bona fide business purpose relating to a Company Entity, Brazil NewCo, if applicable, or the Brazilian Operations; provided, that any such access by Buyers or Parent, as the case may be, shall not unreasonably interfere with the conduct of the business of the other Party.
          (c) Without limiting the foregoing, in the event at any time or from time to time after the Closing any Company Entity or Brazil NewCo shall possess any confidential information belonging to or exclusively concerning Parent or any of its Affiliates (other than the Company Entities) (“Parent Information”), Buyers or the Company shall as promptly as practicable transfer, or cause to be transferred, such Parent Information to Parent (without retaining a copy thereof), unless such Parent Information is necessary for the operation of, or reasonably related to, the Business. Parent Information shall include, but not be limited to, written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, promotional and sales information, business plans and data stored electronically. Notwithstanding the foregoing, the Parties acknowledge that certain of the intangible assets of the Company Entities are embedded with Parent Information, and that it may be commercially unreasonable for Buyers to transfer or cause to be transferred such Parent Information to Parent. Buyers hereby expressly agree that as of and after the Closing, Buyers shall treat all such Parent Information as confidential information, and Buyers shall, and shall cause each of their respective Affiliates to, hold and not use for any purpose, and use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use for any purpose, unless compelled to disclose by judicial or administrative process or by other requirements of law, all such Parent Information, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Buyers or their Affiliates (excluding the Company Entities), (ii) in the public domain through no fault of Buyers or any of their Affiliates, or (iii) obtained after the Closing Date by Buyers or their Affiliates from a third party not under any obligation to keep such information confidential. Buyers shall be responsible for any failure to keep such information confidential. The obligation of Buyers and their Affiliates to hold any Parent Information in confidence shall be satisfied if they exercise the same care with respect to such Parent Information as they would take to preserve the confidentiality of their own similar information (it being understood that such degree of care shall vary with the importance and character of such information).
     5.5 Notification.
          (a) By Parent. From time to time commencing on the date of this Agreement and until the Closing and the BRT Date, with respect to Brazil NewCo, or the earlier termination of this Agreement, Parent shall deliver to Buyers written notice of any material breach of any representation, warranty, covenant or agreement of Parent or the Company, respectively, in this Agreement.
          (b) By Buyers. From time to time commencing on the date of this Agreement and until the Closing and the BRT Date, with respect to Brazil NewCo, or the earlier termination of this Agreement, each Buyer shall deliver to Parent written notice of any material breach of any representation, warranty, covenant or agreement of such Buyer in this Agreement.
     5.6 Exclusivity. Neither Parent nor the Company nor their Affiliates shall authorize or permit their respective officers, directors, employees, representatives and agents (“Company Representatives”) to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any proposal or offer from any third party concerning any sale of stock, sale of material assets or similar business transaction directly involving a Company Entity or any division of any Company Entity or the Brazilian Operations (but specifically excluding any actions required to implement the Restructuring) (an “Acquisition Proposal”). Parent and the Company shall, and will cause each of their respective subsidiaries to cease and cause the cessation immediately any existing activities, discussions or negotiations with any third party with respect to the foregoing. Any breach of the foregoing by any Company Representative shall be deemed a breach by the Company.
     5.7 Indemnification.
          (a) Buyers shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the charter or by-laws of any Company Entity for the benefit of any individual who served as a director or officer of a Company Entity, as applicable, at any time prior to the Closing (each an “Affiliate Indemnified Party”), except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.
          (b) Without limiting the generality of Section 11.2 below, the provisions of this Section 5.7 are intended for the benefit of, and shall be enforceable by, each of the Affiliate Indemnified Parties and their respective heirs.

     5.8 Employees.
          (a) For the period commencing on the Closing Date and ending on December 31, 2004 (the “Continuation Period”), Buyers shall provide those persons employed by a Company Entity as of immediately prior to the Closing, including those employees on vacation, leave of absence, disability or sick leave, and, where applicable, their eligible dependents (whether or not such employees return to active employment) (the “Transferred Employees”), with employee benefits that are in the aggregate substantially comparable to the benefits that such Transferred Employees received or were entitled to receive under the Employee Benefit Plans as of the date hereof (excluding any defined benefit plans).
          (b) Buyers shall use commercially reasonable efforts to cause its medical, dental and other health and welfare plans to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or other health or welfare plans of the Company Entities (the “Welfare Plans”) and any waiting periods for such plans, and (ii) credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such employees and their dependents under the Welfare Plans during the portion of 2004 preceding the Closing Date, or BRT Date, as the case may be, for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar welfare benefit plan in which such employees may be eligible to participate after the Closing Date, or the BRT Date, as the case may be.
          (c) Upon the Closing Date, or the BRT Date, as the case may be, Buyers shall honor or cause the Company Entities to honor in accordance with their terms all individual employment, severance and other compensation agreements listed on Section 5.8(c) of the Company Disclosure Schedule, except as otherwise agreed in writing by Buyers and such person. The applicable Buyer shall assume and be responsible for Liabilities with respect to each Transferred Employee’s accrued vacation and for any Company Plan. All Liabilities related to workers’ compensation, health and welfare, harassment and wrongful termination claims incurred by Transferred Employees prior to Closing will be retained by Parent.
          (d) Effective no later than the beginning of the first regular payroll period following the Closing Date, each Transferred Employee located in the United States shall be eligible to participate in a defined contribution plan which is maintained by USCo Buyers, is qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement, within the meaning of Section 401(k) of the Code (the “Buyers 401(k) Plan”). USCo Buyer and the Company Entities shall effectuate the plan-to-plan transfer of accounts maintained on behalf of Transferred Employees from each defined contribution plan which is maintained by the Company Entities or one of its ERISA Affiliates, is qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement, within the meaning of Section 401(k) of the Code to Buyers 401(k) Plan, as soon as administratively practicable after the Closing Date and in accordance with applicable laws (including the Code, ERISA and any laws and regulations with respect to applicable black-out periods). Effective no later than the beginning of the first regular payroll period following the Closing Date, each Transferred Employee located in Puerto Rico shall be eligible to participate in a defined contribution plan which is maintained by Buyers and is intended to be qualified under

Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Buyers 1165(e) Plan”). Buyers and the Company Entities shall effectuate a plan-to-plan transfer of accounts maintained on behalf of Transferred Employees from each defined contribution plan which is maintained by the Company Entities or one of its ERISA Affiliates and is intended to be qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended to Buyers 1165(e) Plan, as soon as administratively practicable after the Closing Date and in accordance with applicable laws.
          (e) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by any Buyer for the benefit of Transferred Employees such plan, program or arrangement shall credit such employees or former employees for service on or prior to the Closing, or the BRT Date, as the case may be, with a Company Entity (or, with respect to employees employed in the Brazilian Operations, with Parent or one or more of its Affiliates) (to the extent such credit was given by Parent with Parent, or one or more of its Affiliates, or such Company Entity, as the case may be), except that such service shall not be credited for purposes of benefit accruals under a defined benefit plan of any Buyer or any of its Affiliates.
          (f) In the event that a Transferred Employee is involuntarily terminated without cause during the Continuation Period, the applicable Buyer shall provide severance benefits to such Transferred Employee in an aggregate amount that is equal to or greater than the severance benefits described on Section 5.8(f) of the Company Disclosure Schedules. For purposes of calculating such severance benefit, the amount of the benefit shall be calculated by taking into account service for both the respective Company Entity, Parent (or one or more of its Affiliates), and the applicable Buyer (or any of its Affiliates).
          (g) If requested by any Buyer prior to the Closing Date, Parent shall make the payroll payment representing a payroll period in which the Closing Date occurs, which payment shall reflect the Transferred Employees’ full pay, less applicable withholding, for such payroll period (including the portion of the payroll period occurring after the Closing); provided that such Buyer shall cause the Company to reimburse Parent for the portion of such Transferred Employees’ pay and any applicable employment taxes paid by Parent representing the period after the Closing. If requested by Parent, Buyers will, as paying agent for Parent, make the bonus payments under Parent’s TSBU bonus program referred to in Schedule 7.3(a), to some or all of the Transferred Employees as Parent may direct, directly through Buyers’ payroll system in the amounts and to the persons indicated by Parent, subject to deduction from such gross amount of such withholding and other taxes as may be applicable; provided, that Buyers shall have no obligations to make such payments unless Parent has delivered to Buyer in cash, the aggregate amount of such bonus payments. The Parties agree to cooperate with each other to ensure that any such actions comply with all applicable laws.
          (h) For purposes of this Section 5.8, references to “Buyers” shall mean any Buyer, together with its subsidiaries (including without limitation the Company Entities).

     5.9 Operation of Business. During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to its terms, none of Buyers, Parent nor the Company shall take any action that could reasonably be expected to delay the consummation of, or adversely affect its ability to consummate, the Transaction and the other transactions contemplated hereby, including, but not limited to, taking any action that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other person required to be obtained before the Closing.
     5.10 Use of Parent’s Name.
          (a) As promptly as reasonably practicable, and in any event within six (6) months after the Closing, Buyers and the Company Entities shall use reasonable best efforts to:
               (i) remove “Solectron” or other similar mark and any other trademark, design or logo previously or currently used by Parent or any of its Affiliates (the “Parent Marks”) from all buildings, signs and vehicles of the Company Entities; and
               (ii) cease using the Parent Marks in electronic databases, web sites, product instructions, inventory, labeling, containers, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs and vehicles, the “Marked Assets”); provided, that, notwithstanding the foregoing, Buyers and the Company Entities may continue to use the Parent Marks on inventory, product instructions, labeling, containers and any similar materials directly related to the inventory in existence as of the Closing Date until the sale or disposition of such inventory or other materials.
          (b) Immediately after the Closing, Buyers and the Company Entities shall use reasonable best efforts to cease using the Parent Marks in all invoices, letterhead, advertising materials and office forms.
          (c) From and after the Closing, Buyers and the Company Entities shall use reasonable best efforts to remove the Parent Marks from all assets of the Company Entities (including all Marked Assets); provided that in no event shall Buyers or the Company Entities use the Parent Marks after the six (6) month anniversary of the Closing Date.
          (d) Buyers and the Company Entities acknowledge and agree that Parent is the owner of the Parent Marks and all goodwill attached thereto. This Agreement does not give Buyers or the Company Entities the right to use the Parent Marks except in accordance with this Agreement. Buyers and the Company Entities agree not to attempt to register the Parent Marks nor to register anywhere in the world a mark same as or similar to the Parent Marks.
          (e) In no event shall Buyers or the Company Entities or any Affiliate thereof advertise or hold itself out as Parent or any Affiliate of Parent after the Closing Date.
          (f) The obliteration of the Parent Marks shall be deemed compliance with the covenant to remove or not to use the Parent Marks pursuant to this Section.

     5.11 Non-Solicitation.
          (a) For a period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date (the “Nonsolicitation Period”), neither Buyers nor the Company shall, directly or indirectly, for itself or on behalf of or in conjunction with any other person (other than as a holder of not more than one percent (1%) of the outstanding stock of a corporation), nor shall it permit any of its subsidiaries, directors, officers, employees, agents, advisors or representatives to, directly or indirectly, call upon any person who is, at the time the person is called upon, an employee of Parent, for the purpose or with the intent of soliciting such employee away from or out of the employ of Parent, or employ or offer employment to any person who was or is employed by Parent unless such person shall have ceased to be employed by Parent for a period of at least six months; provided, that, at the request of any Buyer or any Affiliate thereof, Parent may, in its sole discretion, determine to waive this provision with respect to one or more such employees of Parent, such waiver to be evidenced in a writing delivered by Parent to such Buyer; provided, further, that notwithstanding anything to the contrary in this Agreement, for a period of six (6) months after the Closing the Company may solicit up to an aggregate of ten (10) employees of Parent (excluding employees of Parent employed by Force or any of its subsidiaries) for purposes of post-Closing employment with the Company and; provided, further, that in the event Buyers or the Company hire any such employee at any time during the Continuation Period, such employee shall be deemed to be a “Transferred Employee” for all purposes hereunder as of the respective date of hire.
          (b) During the Nonsolicitation Period, Parent shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other person (other than as a holder of not more than one percent (1%) of the outstanding stock of a corporation), nor shall it permit any of its subsidiaries, directors, officers, employees, agents, advisors or representatives to, directly or indirectly, call upon any person who is, at the time the person is called upon, an employee of the Company, for the purpose or with the intent of soliciting such employee away from or out of the employ of the Company, or employ or offer employment to any person who was or is employed by the Company unless such person shall have ceased to be employed by the Company, as applicable, for a period of at least six (6) months; provided, that, at the request of Parent, any Buyer may, in its sole discretion, determine to waive this provision with respect to one or more such employees of the Company, such waiver to be evidenced in a writing delivered by such Buyer to Parent.
          (c) The foregoing Sections 5.11(a) and (b) shall not be deemed to prohibit any person from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Parent (in the case of Section 5.11(a)) or the Company (in the case of Section 5.11(b)).
          (d) For purposes of this Section 5.11, references to “Parent” shall mean Parent, together with its Affiliates (excluding the Company Entities and Parent Brazil with respect to the Brazilian Operations) and references to the Company shall mean each of the Company Entities, Parent Brazil with respect to the Brazilian Operations and Brazil NewCo, as of and after the BRT Date.

     5.12 Confidentiality.
          (a) The terms of the confidentiality agreements dated September 2, 2003 and September 3, 2003 between Parent and FP and Parent and TPG, respectively (collectively, the “Confidentiality Agreements”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing; provided, that neither FP nor TPG shall have any obligation to redeliver any Evaluation Material (as defined in the Confidentiality Agreements) prior to any termination of this Agreement; provided, further, that the Parent and Buyers (on behalf of FP and TPG) hereby agree that each Confidentiality Agreement shall be hereby amended by the deletion in its entirety of each paragraph set forth on Schedule 5.12. At the Closing, the obligations of the parties thereto under such Confidentiality Agreements shall terminate and neither Parent, FP nor TPG shall have any obligations thereunder; provided, however, that the Confidentiality Agreements shall not terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreements) which consists of Parent Information.
          (b) After the Closing, Parent shall, and shall cause each of its Affiliates to, hold and not use for any purpose, and use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence and not use for any purpose, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Parent and its Affiliates (excluding the Company Entities) other than arising out of its prior ownership or operation of the Business, (ii) in the public domain through no fault of Parent or any of its Affiliates, or (iii) obtained after the Closing Date by Parent or any of its Affiliates from a third party not under any obligation to keep such information confidential. Parent shall be responsible for any failure to keep such information confidentially. The obligation of Parent and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information (it being understood that such degree of care shall vary with the importance and character of such information).
     5.13 Intercompany Liabilities/Cash Management(a) . Effective at the Closing, all intercompany (i.e. between a Company Entity and Parent or its other subsidiaries or between any Company Entities or between any Company Entity and Brazil NewCo, if applicable) Liabilities (“Intercompany Liabilities”) shall be cancelled and extinguished without payment of any kind and the Company Entities shall have no obligation in respect of any such intercompany accounts after the Closing Date. Effective at the Closing, the Company Entities’ and Brazil NewCo’s, if applicable participation in Parent’s cash management program will terminate, with no amounts payable by any Company Entity and Brazil NewCo, if applicable, and, except as may be set forth in the Transition Services Agreement and the Commercial Agreements or as agreed to in writing by the Parties, all data processing, management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to any Company Entity or Brazil NewCo, if applicable, by Parent or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, and, all guarantees and indemnities in favor of a Company Entity made by Parent or any affiliate of Parent shall terminate simultaneously with the Closing without any further action or liability on the part of the parties thereto. On or prior to the Closing Date, Parent shall use commercially reasonable efforts to cause each Company Entity to pay a cash dividend to Parent such that the Cash Amount (which includes the Loan Amount) minus the Outstanding Checks and Payments Amount is equal to the Loan Amount.
     5.14 Noncompetition.
          (a) Parent agrees that for a period of three (3) years after the Closing, Parent shall not, and shall cause its Affiliates not to manufacture for sale computer memory modules (the “Restricted Products”); provided, however, that Puerto Rico NewCo shall be permitted to manufacture CMA Memory Products (as such term is defined in the Amended and Restated Contract Manufacturing Agreement (the “HP CMA”) dated as of February 3, 2003 between Hewlett-Packard Caribe, Ltd. (“HP”) and Company PR) and sell such products to HP.
          (b) In addition to the foregoing, Parent agrees that for a period of three (3) years after the Closing, Parent shall not, and shall cause its Affiliates to not, acquire (whether by acquisition of assets, merger or otherwise) any entity for whom revenues from the manufacture for sale of Restricted Products (i) represented an amount greater than (A) fifteen percent (15%) of such entity’s aggregate revenues during such entity’s last fiscal year, or (B) $50,000,000, or (ii) is reasonably projected to represent an amount greater than (A) fifteen percent (15%) of such entity’s aggregate projected revenues during such entity’s next fiscal year, or (B) $50,000,000 (a “Relevant Acquisition”); provided, however, that Parent or its Affiliates may make a Relevant Acquisition if (x) its primary purpose in making such Relevant Acquisition is not to exploit for profit such Restricted Products, or (y) within six (6) months of the consummation of such Relevant Acquisition, Parent or its Affiliate has disposed of (or ceased operating) the entity or portion thereof whose business constituted the manufacture for sale of Restricted Products. If Parent or any of its Affiliates makes an acquisition of an entity for whom the manufacture for sale of Restricted Products is below the levels specified in subclauses (i) and (ii) of this clause (b) (a “Permitted Acquisition”), the entity so acquired may continue to sell Restricted Products. The restrictions specified in this Section 5.14 shall not apply with respect to any third party person which purchases or otherwise acquires control of more than fifty percent (50%) of the voting capital stock of Parent or more than fifty percent (50%) of Parent’s assets.
          (c) If any provision contained in this Section 5.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.14, but this Section 5.14 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Parent acknowledges that Buyers could be irreparably harmed by any breach of this Section 5.14 and that there would be no adequate remedy at law or in damages to compensate such Buyer for any such breach. Parent agrees that each Buyer shall be entitled to seek injunctive relief requiring specific performance by Parent of this Section 5.14.
     5.15 Post Closing Cooperation. From and after the Closing, Parent and Buyers shall reasonably cooperate with each other and shall cause their respective officers, employees, affiliates, agent, auditors and representatives to reasonably cooperate with each other to ensure the orderly transfer of the Business to Buyers. Without limitation of the foregoing, Parent will, at Parent’s expense (provided, that Buyers shall reimburse Parent for the lesser of an amount equal to (i) one half of the aggregate amount of such expenses and (ii) $200,000, within ten (10) business days following Parent’s delivery to Buyers of a copy of the relevant invoices relating thereto) cause its auditors to prepare audited financial statements relating to the Company Entities and the Brazilian Operations for the fiscal years ended August 31, 2002 and August 31, 2001, and, at Buyers’ expense, ask its auditors to prepare any additional historical financial statements or financial data related to the Business and necessary for Buyers’ to comply with the rules and regulations of the Securities and Exchange Commission as they apply to the preparation and filing of a Registration Statement on Form S-1 (or any successor Form thereto).
     5.16 Intellectual Property; Recordation of Assignments of Patents and Trademarks.
          (a) From the date hereof until the Closing Date, the Company will make payments and take such other actions as are reasonably necessary or advisable to maintain all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications included in Company Intellectual Property owned by any Company Entity, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates reasonably necessary for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property owned by any Company Entity.
          (b) From the date hereof until the Closing Date, the Company will not and will not commit to license or sub-license any of the patents or applications for patents included in the Company Intellectual Property owned by the Company, other than pursuant to a sales contract in the Ordinary Course of Business. Parent agrees that, upon any Buyers’ request it will, promptly and without charge, furnish all necessary documentation relating to or supporting chain of title and to confirm the ownership by the Company Entities of all right, title, and interest in and to the Company Intellectual Property and sign and deliver all papers, take all rightful oaths, and do all acts which may be reasonably necessary for vesting title to the Company Intellectual Property in the Company Entities, their successors, assigns and legal representatives or nominees.
          (c) From the date hereof until the Closing Date, Parent shall assign, or cause the assignment of, all licenses set forth on Schedule 5.16(c) to the Company, and any costs associated with such assignments shall be at Parent’s expense; provided, that if Parent does not obtain such assignment of any such license or agreement within five (5) days prior to the Closing Date, Parent, at its expense, shall purchase new licenses for the benefit of the Company Entities on substantially the same terms as currently licensed.
     5.17 Required Assets. From the date hereof until the Closing Date, Parent shall assign, or cause the assignment of, all tangible IT infrastructure assets owned or leased by Parent or any of its Affiliates (other than the Company Entities) and necessary for the conduct of the Business at the Closing Date (the “Required Assets”) to the Company, and any costs associated with such assignments shall be at Parent’s expense; provided, that if Parent does not obtain such assignment of any Required Assets within five (5) days prior to the Closing Date, Parent, at its expense, shall purchase the Required Assets or assets substantially similar to the Required Assets for the benefit of the Company Entities.
     5.18 Third Party Consents. The Company shall use commercially reasonable efforts to obtain the third party consents identified in Section 2.3 of the Company Disclosure Schedule; provided, that neither Parent nor the Company, nor any of their Affiliates, shall be required to pay any fee or make any payment to obtain any such consent. Buyers shall cooperate and use commercially reasonable efforts to assist the Company in obtaining such consents. Notwithstanding the foregoing, Buyers understand and agree that except as required by Section 6.2(h), the successful procurement of any such third party consents is not a condition to Buyer’s obligation to effect the Closing.
     5.19 Maintenance and Enforcement of Insurance Policies.
          (a) Except as set forth in Section 5.19(b), Buyers agree and understand that, from and after the Closing Date, all insurance coverage provided in relation to the Company Entities, pursuant to policies maintained by Parent or its Affiliates shall cease and, except as provided in Section 5.19(b), no further coverage shall be available to any Company Entity as an Affiliate under any such policies or programs but (subject to the terms of the relevant policy) without prejudice to any accrued claims which a Company Entity, Parent or its Affiliates may have at Closing; provided, that, Parent agrees to retain the benefit of the following “claims” based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing: Parent shall retain (x) its errors and omissions liability coverage, a copy of which policy has been made available to Buyers, for a period of three (3) years following the Closing, and (y) its directors and officers liability tail coverage, a copy of which has been made available to Buyers, for a period of six (6) years following the Closing (the “DEO Policies”), either by maintaining such DEO Policies in effect or procuring substitutes thereof at its own expense.
          (b) The Parties agree that, following the Closing, in the event Buyers or any of their respective Affiliates or any of their respective officers and directors (the “Covered Parties”) shall suffer or incur a Loss as a result of a claim that, but for the Closing (i.e. but for the fact that the Company Entities are no longer named as a beneficiary or loss payee thereunder), would have been covered by an occurrence based policy maintained by Parent or its Affiliates or under the DEO Policies (a “Covered Claim”), the Covered Party shall promptly notify Parent of such Covered Claim, and Parent shall thereafter use commercially reasonable efforts to administer and collect on such Covered Claim to the extent Coverage is then available under such occurrence based policies or DEO Policies. The Covered Party shall cooperate fully with Parent to enable Parent to comply with the requirements of the relevant insurer, and shall provide such information and assistance as Parent may reasonably request in connection with any such Covered Claim. Any monies collected by Parent under such policies as a result of such Covered Claims shall be paid to the Covered Parties to the extent of the Loss suffered or incurred by such Covered Parties as a result of such claim, net of all reasonable costs and expenses of recovery, or as directed by the relevant insurer.
          (c) In respect of all Covered Claims brought thereunder by Parent on behalf of a Covered Party, as contemplated by subsection (b) above, Parent acknowledges that it shall be responsible for the insurance deductible on each relevant insurance policy and will not be entitled to seek reimbursement of such insurance deductible from the Covered Parties; provided, however, that in the event Parent shall pay any such insurance deductible under the relevant insurance policy, fifty percent (50%) of such payment shall be considered an indemnified Loss (for purposes of the Indemnity Cap) paid by Parent.
     5.20 Right of Supply. Parent agrees that for a period of three (3) years after the Closing Date, Parent shall implement a procedure with the Company Entities whereby Parent shall use reasonable efforts to solicit the Company Entities to submit offers to provide Parent’s and its Affiliates’ requirements for memory module products (“Parent Requirements”); provided, however, that Parent shall have no such obligations with respect to any Parent Requirements under any customer contract or request for bids or similar solicitation between Parent or any of its Affiliates and a third party which requires or directs Parent or the Affiliate party thereto to obtain memory module products from a designated or preferred or affiliated provider(s) other than a Company Entity. Nothing set forth herein shall limit Parent or its Affiliates from soliciting, receiving or accepting offers for Parent Requirements from other third party providers.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF TRANSACTION
     6.1 Conditions to Buyers’ and Parent’s Obligations. The respective obligations of each Buyer and Parent to consummate the Transaction are subject to the satisfaction of the following conditions:
          (a) All applicable waiting periods (and any extensions thereof) under the foreign antitrust laws set forth on Schedule 6.1(a) shall have expired or otherwise been terminated and all approvals required under the foreign antitrust laws set forth on Schedule 6.1(a), if any, shall have been obtained.
          (b) All actions by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger shall have been taken, made or obtained.
          (c) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.
          (d) No Legal Proceeding shall be threatened in writing or pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) restrain or prevent consummation of any of the transactions contemplated by this Agreement or seek to obtain from any Company Entity, Parent or any Buyer or any of their respective Affiliates, any damages that are material in relation to the Business, taken as a whole, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.
     6.2 Conditions to Obligations of Buyers. The obligation of Buyers to consummate the Transaction is subject to the satisfaction (or waiver by Buyers) of the following additional conditions:
          (a) The representations and warranties of the Company set forth in Article II and of Parent set forth in Article III shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii)) and (iii) where the failure of the representations and warranties to be true and correct (without giving effect to any limitations as to “materiality” set forth therein) would not reasonably be expected to have a Company Material Adverse Effect (in the case of the representations and warranties in Article II) or a Parent Material Adverse Effect (in the case of the representations and warranties in Article III).
          (b) Parent and the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.
          (c) The Company shall have delivered to Buyers a certificate executed by the Company’s president or chief financial officer (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) (insofar as such clauses relate to the representations, warranties, agreements and covenants of the Company or a Subsidiary) of this Section 6.2 and clause (d) (insofar as such clause relates to Legal Proceedings involving the Business) of Section 6.1 is satisfied in all respects.
          (d) Parent shall have delivered to Buyers a certificate executed by an authorized officer of Parent (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) (insofar as such clauses relate to the representations, warranties, agreements and covenants of Parent) of this Section 6.2 and clause (d) (insofar as such clause relates to Legal Proceedings involving Parent and its Affiliates) of Section 6.1 is satisfied in all respects.
          (e) Each of the Commercial Agreements and the Transition Services Agreement shall have been executed by each of the parties thereto and shall be in full force and effect.

          (f) Buyers shall have received a certified copy of the articles of incorporation (or similar instrument) of the Company and each Subsidiary.
          (g) The Company shall have delivered written resignations from each of the directors of the Company effective as of the Closing.
          (h) Each of the actions described in Section 9.1 to have been completed on or prior to the Closing Date shall have been taken in accordance with the terms thereof.
          (i) Each Assignment and Release Agreement shall have been executed by each of the parties thereto, as set forth on Schedule 1.3(a), and shall be in full force and effect as of the Closing.
          (j) Buyers shall have received certification signed by Parent to the effect that Parent is not a “foreign person” as defined in Section 1445 of the Code.
     6.3 Conditions to Obligations of Parent. The obligation of Parent to consummate the Transaction is subject to the satisfaction of the following additional conditions:
          (a) The representations and warranties of Buyers set forth in Article IV shall have been true and correct on the date hereof and shall be true and correct at and as of the Closing as if made as of the Closing, except (i) those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (ii)), and (ii) where the failure of the representations and warranties to be true and correct (without giving effect to any limitations as to “materiality” set forth therein) would not reasonably be expected to have a Buyer Material Adverse Effect.
          (b) Each Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.
          (c) Each Buyer shall have delivered to Parent a certificate executed by a duly authorized officer of such Buyer (the “Buyers Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 and clause (d) (insofar as such clause relates to Legal Proceedings involving such Buyer or its Affiliates) of Section 6.1 is satisfied in all respects.
          (d) Each of the Commercial Agreements and the Transition Services Agreement shall have been executed by each of the parties hereto and shall be in full force and effect.

ARTICLE VII
FURTHER AGREEMENTS
     7.1 Disclosure Generally. None of Parent, the Company nor any of their respective Affiliates has made or shall be deemed to have made or make any representation and warranty other than as set forth in Article II, Article III and Section 9.2(b), as applicable, of this Agreement.
     7.2 Survival. All representations and warranties set forth in Article II and Article III of this Agreement shall expire and terminate on the eighteenth (18th) month anniversary of the Closing Date: provided, that (i) the representations and warranties contained in Section 2.2 (Authorization of Transaction; Corporate Action); Section 2.4 (Capitalization); Section 2.5(a) and Section 2.5(c) (Subsidiaries), Section 2.26(b) (Indebtedness), Section 3.1 (Ownership of Capital Stock), Section 3.3 (Authorization of Transaction; Corporate Action) and Sections 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(vi) (Brazil NewCo) shall survive indefinitely, (ii) the representations and warranties contained in Section 2.9 (Tax Matters) shall survive for the full period of all applicable statutes of limitations, giving effect to any waiver or extension thereof, and (iii) the representations and warranties contained in Section 2.19 (Environmental Matters) shall survive until the three (3) year anniversary of the Closing Date (such date, in each case, the “Termination Date”). All of the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing indefinitely or for such lesser period of time as may be specified herein. Parent’s obligations to indemnify and hold harmless any person pursuant to Section 7.3(a)(i) shall terminate on the Termination Date; provided that such obligations to indemnify and hold harmless shall not terminate as to any item with respect to which the person to be indemnified shall have, prior to the applicable Termination Date, delivered to Parent a Buyer Officer’s Certificate or, in the event of a Third Party Proceeding, given notice to Parent of such Third Party Proceeding in accordance with Section 7.3(e).
     7.3 Indemnification by Parent.
          (a) Indemnification. Subject to the provisions of this Article VII from and after the Closing (provided that with respect to Section 9.2(b) Parent’s obligation to indemnify shall be from and after the BRT Date), Parent agrees to indemnify and hold each Buyer and its Affiliates and their respective officers and directors (the “Buyer Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense incurred or suffered (hereinafter individually a “Loss” and collectively “Losses”) (other than any Losses relating to Taxes, for which the indemnification provisions in Section 8.2(a) shall govern) by the Buyer Indemnified Parties, or any of them as a result of (i) the breach of any representation or warranty (determined without giving effect to any materiality qualification contained in the representation or warranty giving rise to the claim for indemnity hereunder) made by Parent or the Company in this Agreement), (ii) the material breach of any covenant made by Parent or the Company in this Agreement (determined without giving effect to any materiality qualification contained in the covenant giving rise to the claim for indemnity hereunder) (except in each case as a result of any changes contemplated or permitted by this

Agreement prior to the Closing), and (iii) any Parent Liabilities (including, without limitation, any failure by Parent or any Affiliate of Parent to perform or in due course pay and discharge any Parent Liabilities). For purposes of this Agreement, “Parent Liabilities” shall mean (i) any Liabilities transferred to or retained by Parent or an Affiliate thereof (other than the Company Entities) pursuant to the Restructuring, any Liability relating to an asset transferred to Parent or any Affiliate thereof (other than the Company Entities) pursuant to the Restructuring and any other Liability with respect to the Restructuring including, without limitation, employee separation costs and settlements of contractual obligations (including, without limitation, lease terminations resulting from the Restructuring), (ii) any Liabilities of Parent or any Affiliate thereof (other than the Company Entities) expressly described in this Agreement as a “Parent Liability” or pursuant to which it is expressly provided in this Agreement that Buyers shall not be assuming or Parent shall be retaining such Liabilities, and (iii) the Liabilities set forth on Schedule 7.3(a).
          (b) Threshold for Indemnification Claims. The Buyer Indemnified Parties shall not be entitled to make a claim for indemnification under Section 7.3(a)(i) (other than with respect to a breach of Sections 2.2, 2.4, 2.5(a), 2.5(c), 2.9, 2.26(b), 3.1, 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(vi)) or Section 7.3(a)(ii) (other than with respect to Section 9.2(c)) until the Losses claimed thereunder exceed $500,000 in the aggregate (the “Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to recover all Losses so identified in excess of the Basket Amount. Notwithstanding the foregoing, the Buyer Indemnified Parties shall not be entitled to make a claim for indemnification under Section 7.3(a)(i) that is based upon a breach of any representation or warranty set forth in Section 2.19 (Environmental Matters) (determined without regard to any materiality qualification contained therein), that is not an intentional and knowing breach or an act of fraud, until the Losses claimed under Section 2.19, when aggregated with all other Losses, exceed $750,000.
          (c) Limitation on Indemnification. Notwithstanding anything to the contrary in this Agreement, Parent’s aggregate liability for indemnifying the Buyer Indemnified Parties pursuant to Sections 7.3(a)(i) (other than a breach of Sections 2.2, 2.4, 2.5(a), 2.5(c), 2.9, 2.26(b), 3.1, 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(iv)) and 7.3(a)(ii) (other than with respect to Section 9.2(c)) that is based upon any breach of any representation or warranty (other than a breach of Sections 2.2, 2.4, 2.5(a), 2.5(c), 2.9, 2.26(b), 3.1, 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(vi)) or any breach of any covenant (other than with respect to Section 9.2(c)) in the case of any of the foregoing, that is not an intentional and knowing breach or an act of fraud, shall not exceed $15,000,000 (the “Indemnity Cap”). Parent shall not have any right of contribution from the Company with respect to any Loss claimed by the Buyer Indemnified Parties. Notwithstanding anything herein to the contrary, Parent shall have no liability for, and the Buyer Indemnified Parties shall have no right for indemnification with respect to special, punitive or consequential damages incurred or suffered by any Buyer Indemnified Party. None of Parent or any of its Affiliates shall be liable under Section 7.3(a)(i) for the future costs of performing routine maintenance or repair, or the replacement, improvement or upgrade of or to any building, structure, plant or equipment, nor for the costs of selling, closing, abandoning, decommissioning or terminating operations at any Real Property (except as is otherwise provided with respect to the Wilmington Premises, or to the extent the Losses are indemnifiable under Section 7.3(a) by virtue of a breach of Section 2.19). The fact that the survival period with respect to any representation or warranty has terminated or that indemnification for breaches of representations and warranties is subject to the limitation set forth in this Section 7.3 shall not limit or affect in any respect Parent’s indemnification obligations with respect to any Parent Liability (even if such Parent Liability is also the subject of a representation or warranty).
          (d) Calculation of Losses.
               (i) If a Buyer Indemnified Party receives a payment relating to a Loss under any insurance policy, third-party indemnity or otherwise from any person other than Parent or any of its Affiliates at any time subsequent to any indemnification provided by Parent pursuant to this Section 7.3 or Section 8.2, then such Buyer Indemnified Party shall promptly reimburse Parent for any payment made by Parent relating thereto to the extent of the payment received by the Buyer Indemnified Party, net of all reasonable costs and expenses of recovery and the amount, if any, by which the premiums for any such insurance policy increase as a result of such recovery.
               (ii) Parent and its Affiliates shall not have any Liability under this Article VII for Losses in respect of any part, matter, event or circumstance to the extent it shall have been included as a Current Liability in calculating the Working Capital Amount reflected on the Closing Working Capital Statement.
          (e) Proceedings Involving Governmental Entities or Third Parties. If the existence or amount of any Loss in respect of which indemnity may be sought under Section 7.3(a) cannot be ascertained until the conclusion of any audit, examination, litigation, or other proceeding involving any Governmental Entity or third party (“Third Party Proceeding”), the Buyer Indemnified Parties shall give written notice of such Third Party Proceeding to Parent within twenty (20) days of the Buyer Indemnified Parties’ receipt of written notice of the commencement of such Third Party Proceeding. Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Proceeding and the amount if known of the potential Loss. The failure to so notify Parent of any such Third Party Proceeding shall not relieve Parent of its obligations hereunder, except to the extent such failure shall have materially adversely prejudiced Parent. Within twenty (20) days after delivery of such notification, Parent may, upon written notice thereof to the Buyer Indemnified Parties, assume control of the Third Party Proceeding with counsel reasonably satisfactory to the Buyer Indemnified Parties at Parent’s own expense; provided, however, that Parent shall not be entitled to assume or maintain control of the defense of any Third Party Proceeding if the Third Party Proceeding (i) relates to or arises in connection with any criminal proceedings, actions or indictments or may result in any material fines, penalties or material impositions on the conduct of the business of any Buyer Indemnified Party, (ii) seeks an injunction against any Buyer Indemnified Party with respect to the operation of the Business, (iii) if any Buyer Indemnified Party reasonably believes that the amount of the potential Loss with respect to the Third Party Proceeding will exceed the difference between the Indemnity Cap and the sum of all other Losses, or (iv) if Parent denies any obligation to indemnify such Buyer Indemnified Party with respect to any Loss attributable to such Third Party Proceeding hereunder. Subject to the foregoing, if Parent elects not to assume control, the Buyer Indemnified Parties shall retain control of such Third Party Proceeding. Any Party not controlling such Third Party Proceeding (the

“Non-controlling Party”) may participate therein and employ separate counsel at its own expense. The party controlling such Third Party Proceeding (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Proceeding and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in such Third Party Proceeding in any manner as the Controlling Party may reasonably request. Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of the Buyer Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Buyer Indemnified Parties shall not be required if Parent agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such Third Party Proceeding includes an express, complete and unconditional release of the Buyer Indemnified Parties from all Liabilities and obligations with respect to such Third Party Proceeding and has no other adverse effect on the Buyer Indemnified Parties. The Buyer Indemnified Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of Parent which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in the event of a Loss relating to a Tax Contest, the procedural provisions of Section 8.3(d) and (e) shall govern instead of Section 7.3(e).
          (f) Claims for Indemnification. Subject to Section 8.3(d), the Buyer Indemnified Parties shall make any claims for indemnification pursuant to Section 7.3 or Section 8.2 by delivering a Buyer Officer’s Certificate to Parent. For purposes hereof, “Buyer Officer’s Certificate” shall mean a certificate signed by any officer of any Buyer; and such certificate shall (A) state that the party claiming indemnification has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability.
          (g) Objections to Claims for Indemnification. Parent may make a written objection (“Objection”) to any claim for indemnification. Subject to Section 8.3(d), the Objection shall be delivered to Buyers within twenty (20) days after delivery of the Buyer Officer’s Certificate to Parent.
          (h) Resolution by the Parties. Parent and the Buyer Indemnified Parties shall attempt in good faith to resolve any claim for indemnification to which an Objection is made. If Parent and the Buyer Indemnified Parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement. Subject to Section 8.3(d), Parent shall pay to the applicable Buyer Indemnified Party by wire transfer of immediately available funds to an account designated by such Buyer Indemnified Party the agreed-upon amount of the Loss (if any) within 15 days of the date of the written memorandum described in the preceding sentence.

          (i) Arbitration. Subject to Section 8.3(e), if the Buyer Indemnified Parties and Parent are unable to resolve a claim for indemnification to which an Objection has been made within twenty (20) days (as such period may be extended by mutual agreement between the parties), either Parent or the applicable Buyer Indemnified Party shall serve the other with a written demand for arbitration within thirty (30) days after the expiration of such 20-day period, unless the amount of the Loss is at issue in a Third Party Proceeding, in which event arbitration shall not be commenced until such amount is ascertained or the parties agree to commence arbitration. Any such arbitration shall be held in Santa Clara County, California and shall be conducted before a single arbitrator mutually agreeable to Parent and the applicable Buyer Indemnified Party in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the event that within 30 days after submission of any dispute to arbitration Parent and the applicable Buyer Indemnified Party cannot mutually agree on one arbitrator, Parent and the applicable Buyer Indemnified Party shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or, if applicable, the majority of the three arbitrators regarding any claim for indemnification to which an Objection has been made and/or any reimbursement of any amounts previously paid by Parent pursuant to any claim for indemnification to which an Objection has been made shall be binding and conclusive. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The Parties agree to complete such arbitration as expeditiously as reasonably possible.
          (j) Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Purchase Price.
          (k) Mitigation of Environmental Loss. With respect to claims under Section 7.3(a)(i) relating to a breach of any representations or warranties set forth in Section 2.19, each Buyer Indemnified Party shall use commercially reasonable efforts to mitigate all Losses.
     7.4 Exclusive Remedy. The Parties hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of Buyers with respect to any and all monetary claims arising in connection with the transactions contemplated by this Agreement shall be pursuant to Buyers’ rights to indemnification as set forth in Section 7.3 and Section 8.2. Notwithstanding the foregoing, the existence of this Section 7.4 and the rights and restrictions set forth herein do not limit any other potential remedies of Buyers with respect to fraud or any intentional and knowing breach by the Company or Parent of the representations, warranties, covenants or agreements of the Company or Parent contained in this Agreement.
     7.5 No Set-Off/Suspension. No Party shall have any right to set-off any Losses in respect of which indemnity may be sought under this Agreement against any payments to be made by any other Party pursuant to this Agreement, the Transition Services Agreement, any other agreement by and between Buyers or any of their Affiliates and Parent or any of their Affiliates, or otherwise. During any time when the Loan Amount has not been repaid in full with interest as provided in Section 1.5 hereof, the Parent’s and its Affiliates’ obligation to indemnify Buyers under this Agreement shall be suspended until such Loan Amount is repaid in full.

ARTICLE VIII
TAX MATTERS
     8.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Affiliated Group” shall have the meaning given such term in Section 2.9(a).
          (b) “Affiliated Period” shall have the meaning given such term in Section 2.9(a).
          (c) “Final Determination” shall mean (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyers, Parent or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Governmental Entity, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.
          (d) “Post-Closing Period” shall mean any taxable period or portion of a period that begins after the Closing Date.
          (e) “Pre-Closing Period” shall mean any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.
          (f) “Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.
          (g) “Tax Arbitrator” shall mean a nationally recognized accounting or law firm mutually acceptable to the Parties.
          (h) “Tax Asset” shall have the meaning given such term in Section 2.9(a).
          (i) “Tax Contest” shall mean an audit, claim, dispute or controversy relating to Taxes.
          (j) “Tax Returns” shall have the meaning given such term in Section 2.9(a).
          (k) “Taxes” shall have the meaning given such term in Section 2.9(a).
     8.2 Liability and Indemnification for Taxes.
          (a) Parent shall indemnify the Buyer Indemnified Parties against (i) all Losses for Taxes of the Company Entities and Brazil NewCo that are attributable to any Pre-Closing Period, which shall include any Losses for Taxes as a result of any Company Entity having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group (for purposes of any federal, state, local or foreign law, and including any arrangement providing for group Tax relief or any similar arrangement within any jurisdiction) that includes any person other than the Company Entities, (ii) all Losses for Taxes (W) imposed on the Restructuring, (X) of Brazil NewCo as a result of Brazil NewCo having been on or before the BRT Date a member of an affiliated, consolidated, combined or unitary group (for purposes of any federal, state, local or foreign law, and including any arrangement providing for group Tax relief or any similar arrangement within any jurisdiction), (Y) of Brazil NewCo imposed on Brazil NewCo as a successor entity of Parent Brazil relating to any Liabilities between Parent Brazil and Parent or its other subsidiaries, and (Z) of Brazil NewCo relating to the termination of any Brazil Intercompany Liabilities prior to the BRT Date, (iii) all Losses for Taxes attributable to any breach of a representation, warranty or covenant relating to Taxes; provided, however, that Parent shall not be required to indemnify the Buyer Indemnified Parties for any Losses for Taxes as a result of a breach of Section 2.9(o) except to the extent that such breach results in a limitation under Section 382 of the Code on the lesser of the Transferred NOL (assuming the NOL Payment has been made) or the NOL Target, (iv) all Losses for Taxes resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, (v) all Losses for Taxes of any Company Entity or Brazil NewCo resulting from a termination of any Tax sharing agreement pursuant to Section 8.6, (vi) all Losses relating to any amount required to be reimbursed or repaid pursuant to the Special Incentives Contract entered into by and between Puerto Rico Industrial Fund, Inc. and Company PR and/or Solectron de Puerto Rico, Inc. and all other Losses relating to any subsidy, grant or incentive that was provided to Parent, the Company Entities, or any of their respective Affiliates during a Pre-Closing Period (other than Losses to the extent attributable to actions taken by any of the Buyer Indemnified Parties after the Closing (other than as expressly contemplated by this Agreement)), including without limitation, any amount required to be reimbursed or repaid by SMART Modular Technologies (Europe) Ltd. or any of its Affiliates pursuant to the Grant Agreement dated September 13, 1996, and (vii) all Losses resulting from the net operating loss carryforward attributable to the Company Entities other than SMART Modular Technologies (MA), Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Company MA”) pursuant to the Treasury regulations under Section 1502 of the Code as of the end of the day on the Closing Date as determined in (and on the due date (the “NOL Date”) for) the federal income tax return of the Company for the period ending on the Closing Date (taking into account any adjustment to such carryforward arising as a result of audits or otherwise) (the “Transferred NOL”) being less than $15 million (without regard to whether such carryforward is limited by Section 382 of the Code as a result of the transactions contemplated by this Agreement) (the “NOL Target”), except in each case to the extent that such Taxes are attributable to (x) actions taken by the Buyer Indemnified Parties outside the Ordinary Course of Business after the Closing on the Closing Date or (y) any breach of any of the obligations of the Buyer Indemnified Parties under this Article VIII. In the event that the Transferred NOL is less than the NOL Targe t, Parent shall pay to the Buyer Indemnified Parties on the NOL Date the present value of the shortfall calculated (i) using a discount rate of five percent (5%) and (ii) assuming the shortfall would be fully utilized to offset income that would otherwise have been taxed at the highest marginal federal tax rate (such payment, the “NOL Payment”). In the event that the NOL Payment has been made and subsequently there is a Final

Determination that the Transferred NOL either was not less than the NOL Target or was less than the NOL Target in an amount less than originally determined, the Buyer Indemnified Parties will repay the appropriate portion of the NOL Payment to Parent.
          (b) Buyers shall indemnify Parent against all Losses for Taxes (i) of the Buyer Indemnified Parties and Brazil NewCo that are attributable to any Post-Closing Period, except to the extent that such Losses for Taxes are subject to Parent’s indemnification obligation under Section 8.2(a), or (ii) of Parent or its Affiliates (including Company Entities and Brazil NewCo prior to the Closing) attributable to any breach of any of the obligations of the Buyer Indemnified Parties under this Article VIII.
          (c) With respect to any Straddle Period, Taxes and Tax items will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the Closing Date, except that Taxes and Tax items of a periodic nature, such as property Taxes or depreciation allowances calculated on an annual basis, shall be allocated by apportioning a pro rata portion of such Tax items to each day in the relevant Straddle Period.
     8.3 Tax Return Filing; Audit Responsibilities.
          (a) Except as set forth in Section 8.3(b), Buyers shall control and be responsible for the filing of all Tax Returns required to be filed with respect to the Company Entities or Brazil NewCo after the Closing Date. All such Tax Returns that relate to a Straddle Period shall be completed in accordance with past practice to the extent permitted by applicable law. Subject to Section 8.3(c), Buyers shall make all payments required with respect to any such Tax Return.
          (b) Parent shall control and be responsible for the preparation and filing of all Tax Returns filed after the Closing Date that relate to the Company Entities or Brazil NewCo and either are (i) Affiliated Group Tax Returns involving a group which includes both Parent and any Company Entity or Brazil NewCo, or (ii) do not include any Post-Closing Period. All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable law. Subject to Section 8.3(c), Parent shall make all payments required with respect to any such Tax Return.
          (c) In the event that Parent or Buyers is liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, reimbursement shall be made within five days of the earlier of (i) the filing of such Tax Return, and (ii) the payment of such Taxes.
          (d) If Buyers receive notice of a Tax Contest with respect to any Company Entity or Brazil NewCo which could reasonably be expected to cause Parent to have an indemnification obligation under this Article VIII, then Buyers shall notify Parent in writing of such Tax Contest within twenty (20) days of receiving such notice. Parent shall have the right (but not the duty) to control the conduct of such Tax Contest if such Tax Contest relates solely to a Pre-Closing Period, provided, that (i) Parent shall thereafter consult with Buyers upon Buyers’ reasonable request for such consultation from time to time with respect to such Tax Contest, and (ii) Parent shall not assert that the Loss, or any portion thereof, with respect to which Buyers seek indemnification is not within the ambit of Section 8.2. Parent shall keep Buyers informed of all developments relating to such Tax Contest on a timely basis and shall in good faith (A) afford Buyers the opportunity to review any submissions related to such issues and (B) provide Buyers with final copies of such submissions. Parent shall not resolve such Tax Contests if such resolution would adversely affect Buyers without Buyers’ written consent, which consent shall not be unreasonably delayed, conditioned or withheld. If Parent declines to control such Tax Contest, or if such Tax Contest relates to a Straddle Period or Post-Closing Period, then Buyers shall control the conduct of such Tax Contest; provided, however, that (i) Buyers shall keep Parent informed of all developments relating to such Tax Contest on a timely basis and shall in good faith (A) afford Parent the opportunity to review any submissions related to such issues and (B) provide Parent with final copies of such submissions, and (ii) Buyers shall not resolve such Tax Contest without Parent’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. Each party shall bear its own costs for participating in such Tax Contest. Failure to notify a Party of a Tax Contest or to allow a Party the opportunity to control the conduct of a Tax Contest in accordance with this Section 8.3(d) shall not relieve a Party of its obligations under Section 8.2 unless such Party’s liability under Section 8.2 is materially adversely affected as a result thereof.
          (e) In the event of a dispute between Parent and Buyers regarding any claim for indemnification under this Article VIII, such dispute shall be referred to a Tax Arbitrator. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.
          (f) Except as provided in Section 8.7, if Buyers or any Company Entity receives or becomes entitled to any Tax refund or any amount credited against Tax that relates to a Pre-Closing Period, Buyers shall (A) in the case of a refund, pay Parent the amount of any such refund, reduced by any net Tax required under applicable law to be paid by Buyers, any Company Entity or any of their respective Affiliates with respect thereto and net of any Tax effect on Buyers, any Company Entity or any of their respective Affiliates attributable to the reduction in any Tax Asset as a result of the receipt of such refund, and (B) in the case of a credit, pay to Parent at such time or times as such credit is actually utilized, the excess of (I) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by Buyers or any Company Entity in the absence of such credit over (II) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Buyers or any Company Entity.
          (g) Buyers covenant that they will not cause or permit any of the Company Entities, Brazil NewCo or any Affiliate of Buyers, without the prior consent of Parent, which consent shall not be unreasonably delayed, conditioned or withheld, to (i) amend any Tax Return in respect of any Pre-Closing Period or (ii) make or change any Tax election (other than an election under Section 338 of the Code or any comparable election under state, local or foreign Tax law) that results in any material increased Tax liability of Parent in respect of any Pre-Closing Period.

     8.4 Cooperation. Each of Parent and Buyers shall:
          (a) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes;
          (b) make available to each other Party as reasonably requested all information, records, and documents relating to Taxes concerning any Company Entity or Brazil NewCo;
          (c) furnish each other Party with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax proceedings with respect to any taxable period for which such party may have a liability under this Agreement;
          (d) upon request, use all reasonable efforts to obtain any certificate or other document from any Governmental Entity or customer of any Company Entity or Brazil NewCo or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby);
          (e) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof); provided, however, that in the event of an audit, examination, investigation or proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeals has expired). Each Party shall give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyers or Parent, as the case may be, shall allow the other party to take possession of such books and records; and
          (f) after the date hereof, cooperate in negotiating with the Government of Puerto Rico to minimize any Taxes payable by Company PR to the Government of Puerto Rico.
     8.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees, including any real property transfer Tax and any similar tax and including any penalties and interest (“Transfer Taxes”) incurred in connection with (i) the Restructuring shall be paid by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, (ii) CayCo Buyer’s acquisition of the Company Malaysia Shares shall be paid by Buyers when due, and Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and (iii) any other transactions contemplated by this Agreement shall be paid fifty percent (50%) by Buyers and fifty percent (50%) by Parent, and Parent will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and costs and expenses associated with the preparation and filing of such Tax Returns shall be paid fifty percent (50%) by Parent and fifty percent (50%) by Buyers. If required by applicable law, each Party will, and will cause its Affiliates to, join in the execution of any Tax Returns and other documentation with respect to Transfer Taxes filed by the other Party.
     8.6 Tax Sharing Agreements. Any and all existing Tax sharing agreements between the Company Entities or Brazil NewCo and Parent or its affiliates shall be terminated as of the Closing Date. After the Closing Date, none of the Company Entities or Brazil NewCo shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Company Entities or Brazil NewCo.
     8.7 Carrybacks
          (a) To the extent permitted by applicable law, Buyers shall (or shall cause or permit the Company Entities or Brazil NewCo to) elect to relinquish any carryback of a Tax Asset to any Pre-Closing Period. In cases where Buyers, any Company Entity or Brazil NewCo cannot elect to relinquish such carrybacks, Parent agrees to pay to Buyers, the net Tax benefit received by any Company Entity, Parent or any Affiliates from the use in any Pre-Closing Period of a carryback of any Tax Asset of any Company Entity or Brazil NewCo arising in a Post-Closing Period. Such benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by any Company Entity, Brazil NewCo, Parent or any Affiliates in the absence of such carryback over (ii) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by, or taken into account in determining any adjustment arising on audit of, any Company Entity, Brazil NewCo Parent or any of its Affiliates. Payment of the amount of such benefit shall be made within ninety (90) days of the filing of the applicable Tax Return or any adjustment for the Tax year in which the Tax Asset is carried back. If, subsequent to any such payment, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back, or (B) a reduction in the amount of the benefit realized by any Company Entity, Brazil NewCo, Parent or any of its affiliates from such Tax Asset as a result of a Final Determination or the use of a Tax Asset of any group of corporations filing consolidated, combined, unitary or similar Tax Returns of which Parent of any of its Affiliates is or was the common parent (a “Seller Group”), Buyers shall repay to Parent, within ninety (90) days of such event described in (A) or (B), any amount that would not have been payable to Buyers pursuant to this Section 8.7 had the amount of the benefit been determined in light of such events. To the extent Buyers’ repayment obligation arises because of the use of a Tax Asset of the Seller Group, or to the extent that an event described in (A) or (B) above results in Parent or any of its affiliates making a payment to a Governmental Entity or making a deposit with a Governmental Entity to stop the running of interest, Buyers shall pay Parent interest at Prime on the amount repaid to Parent from the date such amount was paid by Parent to Buyers until such repayment. In addition, Buyers shall hold Parent harmless for any penalty or interest payable by any Company Entity, Parent or any of its affiliates as a result of any such event. Any such amount shall be paid by Buyers to Parent within ninety (90) days of the payment by Parent of any such interest or penalty.

          (b) Parent agrees to file Tax Returns (including amended Tax Returns and claims for Tax refunds) reflecting the benefits to which it is entitled from the carrybacks described in this Section 8.7.
     8.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VIII and claims for any breach of Section 5.3(n) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
ARTICLE IX
RESTRUCTURING
     9.1 The Restructuring. Parent shall take the following actions prior to Closing (except with respect to Sections 9.1(a)(ii) and 9.1(i), wherein certain actions may be taken after the Closing, as indicated therein), notwithstanding any terms or provisions of this Agreement expressly or impliedly to the contrary.
          (a) Puerto Rico.
               (i) Subject to Sections 9.1(a)(ii), Parent will cause Company PR, SMART Modular Technologies (P.R.), Inc., a California corporation and a wholly-owned subsidiary of the Company (“Company PR California”) and any other relevant Company Entity to transfer and assign to Solectron Puerto Rico Limited, a limited liability company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent GH (“Puerto Rico NewCo”), for nominal consideration, all of the assets and Liabilities relating to Company PR’s Mayaguez, Puerto Rico and Aguadilla, Puerto Rico facilities including, without limitation, all rights and Liabilities of Company PR arising from or in connection with the HP CMA. All assets and Liabilities relating to the Aguada, Puerto Rico and the Dominican Republic facilities will remain with Company PR as of the date hereof. The individuals set forth on Schedule 9.1(a)(i) are employees of the Company Entities as of the date hereof.
               (ii) Parent will cause Company PR, Company PR California and any other relevant Company Entity to transfer and assign, for nominal consideration, the leases for the Mayaguez and Aguadilla facilities listed on Section 2.12 of the Company Disclosure Schedule (the “Mayaguez and Aguadilla Leases”) (but excluding, however, any Liabilities of Company PR under the Transition Services Agreement and agreements entered into in conjunction with the Transition Services Agreement); provided, however, that in the event the assignment and transfer of the Mayaguez and Aguadilla Leases is not completed by the Closing, and subject to the terms of the Transition Services Agreement, Parent shall assume all Liabilities, and pay for and perform all obligations under the Mayaguez and Aguadilla Leases (the “PR Lease Obligations”) until the assignment and transfer of such leases is effective. Parent will at Closing enter into an agreement, in form acceptable to Buyers, acknowledging its obligation to remain liable for the PR Lease Obligations if the assignments of the Mayaguez and Aguadilla Leases are not effective as of the Closing.

          (b) Scotland.
               (i) Parent will cause the relevant Company Entities to (A) assign and transfer to Parent or any of its Affiliates (other than the Company Entities), for nominal consideration, all of such Company Entities’ right, title and interest in and to the real property and appurtenances, and all improvements and personal property at the facility located at 5 Kelvin Park South, East Kilbride, Scotland, including, without limitation, all plant and equipment, except for the assets set forth on Schedule 9.1(b)(i)(A), (B) assign and transfer to Force, for nominal consideration, the lease between Scottish Enterprise and Company Europe for the premises at Unit 2, Drummond Crescent, Riverside Business Park, Irvine, Scotland, and all right, title and interest in and to any assets located at such facility, (C) enter into a lease of office space in Rutherglen, Glasgow pursuant to a lease agreement having the terms and provisions set forth on Schedule 9.1(b)(i)(C), and (D) assign, for nominal consideration, to Parent or an Affiliate of Parent (other than the Company Entities), any and all right, title and interest in and to any and all leases and subleases entered into by any Company Entity with respect to premises located at G2, 15 Links Place, Leith, Edinburgh, Scotland, in the building known as and forming 14 and 15 Links Place, Leith, Edinburgh, Scotland.
               (ii) In addition, Parent will enter into a manufacturing service agreement with the Company, having the principal terms set forth on Schedule 9.1(b)(ii), whereby Parent will agree to provide, or cause its Affiliates (other than the Company Entities) to provide, certain manufacturing services to Company Europe, at Parent’s Dunfermline, Scotland facility.
               (iii) The individuals set forth on Schedule 9.1(b)(iii) are employees of the Company Entities as of the date hereof.
          (c) Fremont.
               (i) The Company is party to a Lease Agreement, dated as of August 26, 2002 between the Company and BNP Paribas Leasing Corporation (the “Fremont Lease”), a Pledge Agreement among BNP Paribas Leasing Corporation (“BNPPLC”), BNP Paribas (“BNPP”), as Agent, the Company and the other Participants as described therein, dated as of August 26, 2002 (the “BNP Pledge Agreement”) and certain other “Operative Documents” (as such term is defined in the Common Definitions Schedule for Agreements between BNP Paribas Leasing Corporation and the Company dated as of August 26, 2002) with respect to the facility located at 4211 Starboard Drive, Fremont, California (the “Fremont Facility”). Parent will cause the Company to assign and transfer to Solectron USA Inc. or an Affiliate thereof (other than a Company Entity) (the “Solectron Assignee”), for nominal consideration all of its right, title and interest in and to the Fremont Lease, the Operative Documents, the “Collateral” (as defined in Section 2.1 of the Pledge Agreement), and the “Property” (as defined in the Fremont Lease), but excluding, however, any personal property interest in any assets located at the Fremont Facility which are used primarily for the Business as opposed to the operation of the “Real Property” and “Improvements” (as defined in the Fremont Lease). The Solectron Assignee will enter into a sub-lease agreement with the Company whereby the Solectron Assignee will agree to sub-lease a portion of the Fremont Facility to the Company upon the principal terms set forth on Schedule 9.1(c)(i).

               (ii) The individuals set forth in Schedule 9.1(c)(ii) hereto are employees of the Company Entities as of the date hereof.
          (d) Penang, Malaysia.
               (i) The Company will enter into a manufacturing services agreement with Force, having the principal terms set forth on Schedule 9.1(d)(i), whereby the Company will provide certain manufacturing services to Force, at the Company’s Penang, Malaysia facility.
               (ii) The individuals set forth on Schedule 9.1(d)(ii) are employees of the Company Entities as of the date hereof.
               (iii) Accounts payable, accrued liabilities or other Liabilities or Indebtedness at the Closing Date which were incurred by Company Malaysia on Force’s behalf (“Force Liabilities”) shall be a Parent Liability. The Force Liabilities shall be calculated using the same principles and methodologies used to prepare the August 31, 2003 Financial Statements (i.e., the Force Liabilities shall be the “Force Penang” carve-out balances at the Closing Date). Parent will cause any Force Penang inventory and accounts receivable to be transferred to Parent or Force on the Closing Date. The Force inventory and third party accounts receivable shall be calculated using the same principles and methodologies used to prepare the August 31, 2003 Financial Statements (i.e., the Force inventory and accounts receivable shall be the Force Penang carve-out balances at the Closing Date).
          (e) India. The Company will, or will cause any other Company Entity to, transfer and assign, for nominal consideration, all of the outstanding capital stock of and any other ownership interests in Force Computers (India) Pvt Limited beneficially owned by any Company Entity to Parent or any Affiliate thereof (other than a Company Entity).
          (f) Dominican Republic. The individuals set forth on Schedule 9.1(f) are employees of the Company Entities as of the date hereof.
          (g) Brazil. The individuals set forth on Schedule 9.1(g) are employees of the Brazilian Operations as of the date hereof.
          (h) Houston, Texas. Parent will cause Parent to assign and transfer the lease between Phillip E. Baker and Parent for the office premises located at 21638 E. State Highway 249, Suite 21638E, Houston, Texas to the Company or a Subsidiary, for nominal consideration.
          (i) Wilmington, Massachusetts. Parent hereby covenants to be responsible and liable to the Company for any Losses incurred by the Company to surrender the leased real property in the condition required under the lease between Conpez LLC and Company MA for the premises located at 7 Lopez Road, Wilmington, Massachusetts (“Wilmington Premises”) that remain after the removal of the Company’s personal property from the Wilmington Premises (the “Surrender Obligations”) to the extent they exceed the amount of the “Security Deposit” (the “Security Deposit”) under said lease (“Surrender Costs”), except to the extent that any amount of such

Losses shall have been caused by the negligence of the Company. In the event the Company occupies any or all of the Wilmington Premises after April 30, 2004, Parent’s liability for Surrender Costs as provided in this Section 9.1(i) shall be void and of no further force and effect. In the event the costs and expenses associated with the Surrender Obligations are less than the amount of the Security Deposit Company shall, promptly after its receipt of the Security Deposit from the landlord (or its representative) for the Wilmington Premises, pay to Parent any such remaining amount.
     9.2 Brazil
          (a) Formation of and Asset Transfer to Brazil NewCo.
               (i) As soon as is practicable after the date hereof, but not as a condition to Closing, Parent will cause Parent Brazil to (A) create a limited liability company (sociedade por quotas de responsabilidade limitada) organized under the laws of the Federative Republic of Brazil (“Brazil NewCo”) and wholly-owned subsidiary of Parent Brazil, and (B) sell, convey, assign, transfer and deliver to Brazil NewCo all of the assets, properties, title, interests, Liabilities (other than Tax Liabilities, but inclusive of Tax Liabilities arising from operations of the Brazilian Operations from and after the Closing Date to the BRT Date) and rights of every type and description, real, personal and mixed, tangible and intangible of Parent and its Affiliates used or held for use in the conduct of the Brazilian Operations (including, without limitation, all licenses, franchises, permits, certificates, approvals or other similar authorization of any Governmental Entity affecting the Brazilian Operations to the extent transferable); provided, that such assets and Liabilities transferred to Brazil NewCo by Parent Brazil shall not include (i) any credits for value added tax (imposto sobre circulação de mercadorias e sobre a prestação de serviços de transporte interestadual e intermunicipal e de comunicação) that are currently owned by Parent Brazil which shall be retained by Parent Brazil, or (ii) any intercompany payables or receivables to or from Parent or any of its Affiliates (including the Company Entities), other than the Trade Accounts referred to in Section 9.2(f). Upon the later of (x) the Closing Date and (y) the date which is two (2) business days after completion of the actions specified in clauses (A) and (B) above, Parent will cause Parent Brazil to deliver to CayCo Buyer or its designee, certificates representing the Brazil NewCo Quotas or such other documents as may be required to effect and/or evidence the assignment and transfer of the Brazil NewCo Quotas under the laws of the Federative Republic of Brazil against delivery by CayCo Buyer or such designee of a cross-receipt (the date of such delivery of the Brazil NewCo Quotas, the “BRT Date”).
               (ii) In the event that the BRT Date shall not have occurred prior to July 29, 2004, Parent agrees irrevocably to transfer the assets and Liabilities described in Section 9.2(a)(i)(B) to CayCo Buyer or its designee by no later than August 31, 2004, whether by asset transfer, merger or other disposition mutually agreed between the Parties (the “Brazil Asset Transfer”). Parent shall be responsible for all Liabilities incurred in connection with the Brazil Asset Transfer, including, without limitation costs and expenses. In the event that neither the BRT Date nor the Brazil Asset Transfer shall have occurred prior to August 31, 2004, Parent shall promptly pay to CayCo Buyer a penalty fee of $125,000 per month for every month after August 31, 2004 that the BRT Date or Brazil Asset Transfer shall not have occurred (with the first payment due on August 31, 2004), which penalty fee shall be increased by $50,000 per subsequent month, up to a maximum of $500,000 per month but in no event shall the sum thereof exceed the Brazilian Operations Purchase Price, until the BRT Date or Brazil Asset Transfer shall have occurred (any such penalty payments shall be pro-rated to the BRT Date or the date of the Brazil Asset Transfer, as applicable).
          (b) Parent Representations and Warranties – Brazil NewCo. Parent hereby represents and warrants to CayCo Buyer that, as of the BRT Date, each of the following statements contained in this Section 9.2(b) are true:
               (i) Brazil NewCo is a limited liability company (sociedade por quotas de responsabilidade limitada) duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. Brazil NewCo is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of the Brazilian Operations or the ownership or leasing of its properties requires such qualification. Brazil NewCo has all requisite corporate power and authority to carry on the Brazilian Operations and to own and use the properties owned and used by it.
               (ii) All of the issued and outstanding corporate capital of Brazil NewCo is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding options, warrants, rights, agreements or commitments to which Parent, Parent GH, Parent Brazil, any Company Entity is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any corporate capital of Brazil NewCo. There are no outstanding stock appreciation, phantom stock or similar rights with respect to Brazil NewCo. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any corporate capital of Brazil NewCo or registration under the Securities Act of any of the Brazil NewCo Quotas.
               (iii) All of the issued and outstanding corporate capital of Brazil NewCo is directly owned by Parent Brazil, free and clear of any Encumbrance. On the BRT Date, good and valid title to the Brazil NewCo Quotas will pass to CayCo Buyer, or the designee thereof, free and clear of any Encumbrance.
               (iv) Subject to any actions taken by the General Manager under Section 9.2(d), the property and assets owned or leased by Brazil NewCo or which Brazil NewCo otherwise has the right to use on the BRT Date, constitute all of the property and assets used or held for use in the conduct of the business conducted at Parent’s Guarulhos, São Paulo, Brazil facility immediately prior to the BRT Date and will be adequate in all material respects for Brazil NewCo to conduct such business as of immediately prior to the date hereof. Brazil NewCo has no assets of any kind whatsoever other than as described in the preceding sentence. Brazil NewCo has not conducted any business other than in accordance with Section 9.2(c) and Section 9.2(d).
               (v) Subject to any actions taken by the General Manager under Section 9.2(d), Brazil NewCo has no material Liabilities, no Tax Liabilities (other than Tax Liabilities arising from operations of the Brazilian Operations from and after the Closing Date to the BRT Date) and there are no existing conditions or set of circumstances which would reasonably be expected to result in such a Liability, including, without limitation, as a result of the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any such Liability described in clauses (a)-(d) of Section 2.8.
               (vi) Subject to any actions taken by the General Manager under Section 9.2(d), Brazil NewCo has no outstanding Indebtedness (excluding any capitalized leases of the Company Entities).
          (c) Operation of the Brazilian Operations. During the period from the Closing Date to the BRT Date, Parent shall, and shall cause Parent Brazil to, take no action that would prevent the General Manager from conducting the Brazilian Operations in accordance with Section 9.2(d). Without limiting the generality of the foregoing, from the Closing Date to the BRT Date, Parent shall, and shall cause Parent Brazil to, with respect to the Brazilian Operations (x) comply and cause its employees to comply with all lawful directions of the General Manager and (y) manage its working capital (including the timing of payment of accounts payable, collection of accounts receivable and the management of its inventory) in the Ordinary Course of Business unless otherwise instructed by the General Manager. Parent shall not and shall cause Parent Brazil not to, with respect to the Brazilian Operations and Brazil NewCo, without the consent of CayCo Buyer or the General Manager, unless required by law:
               (i) issue, sell, transfer, pledge, dispose of or otherwise encumber any quotas or other securities of Brazil NewCo or any rights, warrants or options to acquire any such stock or other securities;
               (ii) (A) split, combine or reclassify any Brazil NewCo Quotas; or (B) declare, set aside or pay any dividend or other distribution in respect of any Brazil NewCo Quotas (whether in cash, stock or property or any combination thereof);
               (iii) incur or assume any Indebtedness;
               (iv) adopt, enter into or amend any Employee Benefit Plan, adopt any employment or severance agreement for the benefit of the employees involved in the Brazilian Operations, increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Company Plan;
               (v) sell, lease, license or dispose of any material assets or property, other than the sale of inventory or non-exclusive licensing of Company Intellectual Property in connection with the sale of inventory, in each case, in the Ordinary Course of Business;
               (vi) enter into, amend (including with respect to customer payment terms) or extend the term of (except pursuant to its terms) any agreement for the sale of products or the furnishing of services;

               (vii) enter into any agreement for the purchase of products or for the receipt of services;
               (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, other than the acquisition of inventory in the Ordinary Course of Business;
               (ix) mortgage or pledge any of its material properties or assets (including, without limitation the Brazilian Shares) or subject any such property or assets to any Security Interest other than non-exclusive licenses of Company Intellectual Property entered into in the Ordinary Course of Business;
               (x) discharge or satisfy any material Security Interest or pay any material obligation or liability;
               (xi) amend its by-laws (estatuto social) or its other organizational documents;
               (xii) change its accounting methods, principles or practices;
               (xiii) make or change any Tax election with respect to Brazil NewCo, or take any action at the Parent Brazil level which would have the effect of materially affecting any Tax Liability that Brazil NewCo might have after the BRT Date;
               (xiv) take any action that could reasonably be expected to delay the consummation of, or adversely affect its ability to consummate, the transactions contemplated by this Section 9.2, including, but not limited to, taking any action that could reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other person required to be obtained prior to the BRT Date;
               (xv) enter into any Interested Party Agreement;
               (xvi) loan, advance or make any capital contribution to or investment in any person;
               (xvii) relinquish any material contract or other right;
               (xviii) voluntarily permit any insurance policy naming Parent Brazil in respect of the Brazilian Operations or Brazil NewCo as a beneficiary or a loss payable payee to be cancelled, modified or terminated;
               (xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

               (xx) agree to take any of the foregoing actions.
          (d) Buyer as General Manager. Effective as of the Closing, Parent appoints CayCo Buyer and any designee thereof as its managing agent (the “General Manager”) to manage and operate the Brazilian Operations and CayCo Buyer accepts such appointment. The General Manager shall have exclusive and complete authority and discretion to take all actions and make all decisions, not inconsistent with applicable law, which it deems appropriate or necessary in the conduct of the Brazilian Operations; provided, that (1) all non-inventory related purchases of greater than $200,000 shall require the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), (2) all inventory shall be purchased in the Ordinary Course of Business and (3) the purchase of capital equipment shall not be in excess of the Brazilian Operations pro rata share of the annual plan set forth in Section 5.3(A) of the Company Disclosure Schedule. The General Manager shall have and is hereby granted a license to enter upon, possess and use all assets and properties of Parent Brazil owned or held for use in the conduct of the Brazilian Operations for the purposes of performing its duties hereunder. Parent Brazil shall cause its employees engaged in the conduct of the Brazilian Operations to comply with all lawful directions of the General Manager made in accordance with this Section 9.2(d). Without limiting the foregoing, the General Manager is hereby authorized by Parent to direct Parent Brazil to take the following actions with respect to the Brazilian Operations:
               (i) purchase or sell products and services in the Ordinary Course of Business;
               (ii) perform existing contracts and enter into new contracts;
               (iii) utilize the services of officers and employees of the Brazilian Operations, and to hire and dismiss employees, accountants, attorneys, consultants and contractors;
               (iv) render or cause to be rendered engineering, data processing, environmental and other technical services and perform or cause to be performed financial, accounting, legal, logistical and other administrative functions;
               (v) render such reports and make such periodic and other filings as may be required under applicable federal, state and local laws, rules and regulations; and
               (vi) bring or defend, pay, collect, compromise, arbitrate, resort to legal action and incur legal expenses and otherwise deal with or settle claims or disputes.
     The appointment of the General Manager by Parent and all rights and Liabilities of the General Manager created hereunder shall terminate on the BRT Date.
     Promptly after the date hereof the designee(s) of the General Manager and the designee(s) of Parent shall meet and confer with regard to formulating a more detailed operational plan for the operation of the Brazilian Operations from the Closing Date to the BRT Date (the “Ops

Committee”). The goal of the Ops Committee will be to draft a more detailed written operational plan for such interim operations with a view towards making such interim operations as efficient as possible. Parent’s representative on the Ops Committee will also keep the General Manager’s representatives informed on an ongoing basis as to the status of obtaining any required governmental approvals and third party consents that may be required in connection with the Restructuring, and, where appropriate, seeking the General Manager’s consent to the plan and process for obtaining such approvals and consents. The Ops Committee may also explore additional methods of segregating, during the interim period, the Brazilian Operations from Parent’s other operations (such as establishing designated bank collection accounts, streamlining approvals, etc.). Any written plan jointly signed by the Parties’ representatives on the Ops Committee shall supercede any inconsistent provision of this Section 9.2(c) and (d).
          (e) Buyer Indemnification.
               (i) Indemnity for Period from Closing to the BRT Date. Subject to the provisions of this Section 9.2(e), CayCo Buyer agrees to indemnify and hold Parent and its Affiliates (other than the Company Entities and Brazil NewCo) and their respective officers and directors (the “Parent Indemnified Parties”) harmless against all Losses incurred or suffered by a Parent Indemnified Party at any time following the Closing arising from the conduct of the Brazilian Operations after the Closing and through the BRT Date.
               (ii) Limitation on Indemnification. Notwithstanding anything herein to the contrary, CayCo Buyer shall have no liability for, and the Parent Indemnified Parties shall have no right for indemnification, with respect to any Losses to the extent that any such Losses that are attributable to any breach by the Parent Indemnified Parties of any of their respective obligations under this Section 9.2.
               (iii) Calculation of Losses. If a Parent Indemnified Party receives a payment relating to a Loss under any insurance policy, third-party indemnity or otherwise from any person other than CayCo Buyer or any of its Affiliates at any time subsequent to any indemnification provided by CayCo Buyer pursuant to this Section 9.2(e), then such Parent Indemnified Party shall promptly reimburse CayCo Buyer for any payment made by CayCo Buyer relating thereto to the extent of the payment received by the Parent Indemnified Party, net of all reasonable costs and expenses of recovery and the amount, if any, by which the premiums for any such insurance policy increase as a result of such recovery.
               (iv) Proceedings Involving Governmental Entities or Third Parties. If the existence or amount of any Loss in respect of which indemnity may be sought under this Section 9.2(e) cannot be ascertained until the conclusion of a Third Party Proceeding, the Parent Indemnified Parties shall give written notice of such Third Party Proceeding to CayCo Buyer within twenty (20) days of the Parent Indemnified Parties’ receipt of written notice of the commencement of such Third Party Proceeding. Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Proceeding and the amount if known of the potential Loss. The failure to so notify CayCo Buyer of any such Third Party Proceeding shall not relieve CayCo

Buyer of its obligations hereunder, except to the extent such failure shall have materially adversely prejudiced CayCo Buyer. Within twenty (20) days after delivery of such notification, CayCo Buyer may, upon written notice thereof to the Parent Indemnified Parties, assume control of the Third Party Proceeding with counsel reasonably satisfactory to the Parent Indemnified Parties at CayCo Buyer’s own expense; provided, however, that CayCo Buyer shall not be entitled to assume or maintain control of the defense of any Third Party Proceeding if the Third Party Proceeding (i) relates to or arises in connection with any criminal proceedings, actions or indictments or may result in any material fines, penalties or material impositions of the conduct of the business of any Parent Indemnified Party, (ii) seeks an injunction against any Parent Indemnified Party, or (iii) if CayCo Buyer denies any obligation to indemnify such Parent Indemnified Party with respect to any Loss attributable to such Third Party Proceeding hereunder. Subject to the foregoing, if CayCo Buyer elects not to assume control, the Parent Indemnified Parties shall retain control of such Third Party Proceeding. Any Non-controlling Party may participate therein and employ separate counsel at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Proceeding and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in such Third Party Proceeding in any manner as the Controlling Party may reasonably request. CayCo Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of the Parent Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Parent Indemnified Parties shall not be required if CayCo Buyer agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such Third Party Proceeding includes an express, complete and unconditional release of the Parent Indemnified Parties from all Liabilities and obligations with respect to such Third Party Proceeding and has no other adverse effect on the Parent Indemnified Parties. The Parent Indemnified Parties shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of CayCo Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
               (v) Claims for Indemnification. The Parent Indemnified Parties shall make any claims for indemnification pursuant to this Section 9.2(e) by delivering a Parent Officer’s Certificate to CayCo Buyer. For purposes hereof, “Parent Officer’s Certificate” shall mean a certificate signed by any officer of Parent; and such certificate shall (A) state that the party claiming indemnification has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability.
               (vi) Objections to Claims for Indemnification. Buyer may make an Objection to any claim for indemnification. The Objection shall be delivered to Parent within twenty (20) days after delivery of the Parent Officer’s Certificate to Buyer.

               (vii) Resolution by the Parties. Buyer and the Parent Indemnified Parties shall attempt in good faith to resolve any claim for indemnification to which an Objection is made. If Buyer and the Parent Indemnified Parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement. Buyer shall pay to the applicable Parent Indemnified Party by wire transfer of immediately available funds to an account designated by such Parent Indemnified Party the agreed-upon amount of the Loss (if any) within fifteen (15) days of the date of the written memorandum described in the preceding sentence.
               (viii) Arbitration. If the Parent Indemnified Parties and Buyer are unable to resolve a claim for indemnification to which an Objection has been made within twenty (20) days (as such period may be extended by mutual agreement between the parties), either Buyer or the applicable Parent Indemnified Party shall serve the other with a written demand for arbitration within thirty (30) days of the expiration of such 20-day period, unless the amount of the Loss is at issue in a Third Party Proceeding, in which event arbitration shall not be commenced until such amount is ascertained or the parties agree to commence arbitration. Any such arbitration shall be held in Santa Clara County, California and shall be conducted before a single arbitrator mutually agreeable to Buyer and the applicable Parent Indemnified Party in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the event that within 30 days after submission of any dispute to arbitration Buyer and the applicable Parent Indemnified Party cannot mutually agree on one arbitrator, Buyer and the applicable Parent Indemnified Party shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or, if applicable, the majority of the three arbitrators regarding any claim for indemnification to which an Objection has been made and/or any reimbursement of any amounts previously paid by Parent pursuant to any claim for indemnification to which an Objection has been made shall be binding and conclusive. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The parties agree to complete such arbitration as expeditiously as reasonably possible.
               (ix) Exclusive Remedy. The Parties hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Parent Indemnified Parties with respect to any and all monetary claims arising in connection with any and all Losses incurred or suffered by a Parent Indemnified Party with respect to the conduct of the Brazilian Operations after the Closing, shall be pursuant to Parent’s rights to indemnification as set forth in this Section 9.2(e). Notwithstanding the foregoing, the existence of this Section 9.2(e)(ix) and the rights and restrictions set forth herein do not limit any other potential remedies of the Parent Indemnified Parties with respect to fraud or any intentional and knowing breach by Buyers or their Affiliates of the covenants or agreements of Buyers contained in this Section 9.2.
          (f) Termination of Intercompany Accounts. Effective as of the BRT Date, all Liabilities between Brazil NewCo and Parent or its other subsidiaries (the “Brazil Intercompany Liabilities”) shall be cancelled and extinguished without payment of any kind and neither Brazil NewCo nor Parent shall have any obligation in respect of any such intercompany accounts after the Closing Date: provided, however, that the following Brazil Intercompany Liabilities shall not be cancelled or terminated but shall remain in place and be paid in the Ordinary Course of Business (i) amounts owing under the Transition Services Agreement or any other services or similar agreement approved by the General Manager, (ii) amounts owing to or from Parent and its Subsidiaries with respect to the provision of goods or services or the sale of inventory (“Trade Accounts”) from and after the Closing Date through the BRT Date, and (iii) any other matter agreed to by the General Manager and Parent or as set forth in an agreed operating plan pursuant to Section 9.2(d). Nothing in this subparagraph (f) shall prejudice Parent’s right to receive any payment due to it under subparagraph (g) below. Effective as of the BRT Date, Brazil NewCo’s participation in Parent’s cash management program will terminate, with no amounts payable by Brazil NewCo, and, except as may be set forth in the Transition Services Agreement and the Commercial Agreements, or as agreed to in writing by the Parties, all data processing, management, accounting, insurance, banking, personnel, legal, communications and other products and services provided to Brazil NewCo by Parent or any of its Affiliates, including any agreements or understandings (written or oral) with respect thereto, and, all guarantees and indemnities in favor of Brazil NewCo made by Parent or any affiliate of Parent shall terminate without any further action or liability on the part of the Parties.
          (g) Cash Flow Statement.
               (i) As promptly as practicable, but no later than sixty (60) business days after the BRT Date, Parent will cause to be prepared and delivered to CayCo Buyer a certificate of the Company’s chief financial officer (the “BCF Statement”) which shall set forth (x) a statement of cash flows of the Brazilian Operations from and after the Closing Date to the BRT Date (the “Interim Period”), and (y) the net amount of cash contributed to the Brazilian Operations by Parent or its Subsidiaries during the Interim Period, if any (the “Brazil Net Cash Amount”). The BCF Statement shall be prepared in accordance with GAAP consistent with the principles and methodologies utilized in the preparation of the August 31, 2003 Financial Statements and consistent with and adjusted according to the principles and methodologies set forth on Schedule 1.4(a); provided, that (A) Trade Accounts created or arising from and after the Closing Date through the BRT Date will be included in Current Assets and Current Liabilities, and (B) any amounts attributable to Taxes (other than the amount of any cash Taxes paid or received by Parent or its Affiliates with respect to the Brazilian Operations attributable to the Interim Period) shall be disregarded in the calculation of the Brazil Net Cash Amount. The costs and expenses of preparing the BCF Statement shall be paid by Parent.
               (ii) The BCF Statement shall be final and binding on each of the Parties unless CayCo Buyer objects and delivers a written notice of disagreement to Parent within twenty (20) business days after the delivery of the BCF Statement. Such notice of disagreement shall specify the item or items in dispute and shall state the amount, if any, of any adjustment that CayCo Buyer believes should be made to the BCF Statement.
               (iii) In the event of a disagreement over the BCF Statement, Buyers and Parent shall use reasonable efforts to resolve their dispute, but if a final resolution thereof is not obtained within fifteen (15) business days of delivery of Buyers’ written notice of disagreement, Buyers and Parent shall promptly retain the Independent Accountant to resolve any remaining disputes concerning the BCF Statement. The Independent Accountant shall determine, based solely on the provisions of this Agreement and the presentations by Buyers and Parent and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the BCF Statement, to conform to its determination within thirty (30) days after it has been engaged. In resolving any disputed item, the Independent Accountant (x) shall limit its review to matters specifically set forth in the notice of disagreement as a disputed item, (y) shall further limit its review to whether the BCF Statement, is mathematically accurate and has been prepared in accordance with the accounting principles and methodologies set forth in this Section  9.2(g) with respect to the preparation of the BCF Statement, and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Independent Accountant shall be final, conclusive and binding on the Parties and shall not be subject to appeal. Buyers and Parent shall pay equally the fees and expenses of the Independent Accountant. The BCF Statement, as adjusted by the Parties, or, if required, by the Independent Accountant, shall be deemed to be the “BCF Statement” for all purposes under this Agreement.
               (iv) Buyers and Parent agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the BCF Statement and in the conduct of the reviews referred to in this Section 9.2(g), including making available during normal business hours to the extent necessary, books, records, work papers and personnel.
               (v) If the BCF Statement reflects a positive Brazil Net Cash Amount, then, Buyers shall pay such positive amount in cash to Parent in United States dollars. Alternatively, if the BCF Statement reflects a negative Brazil Net Cash Amount, then Parent shall pay the absolute value of such negative amount to Buyers (or Brazil NewCo). Any payment required to be made pursuant to this Section 9.2(g) shall be delivered by Buyers or Parent, as applicable, within five (5) business days after the BCF Statement is finalized (including upon resolution by Buyers and Parent of any disagreements or delivery of the determination of the Independent Accountant if required, by wire transfer in immediately available funds to an account designated by Buyers or Parent, as applicable, (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Buyers or Parent, as the case may be).
               (vi) In determining whether Parent has made a positive or negative net contribution of cash to the Brazilian Operations during the Interim Period only, amounts received or paid pursuant to Trade Accounts, the Transaction Services Agreement or any other agreement referred to in subsection (f) above shall not be considered a contribution of cash or a distribution of cash by or to Parent. Unless otherwise agreed with CayCo Buyer, no checks will be drawn on the accounts of Brazil NewCo prior to the BRT Date (unless the liability on such checks is a Parent Liability).
          (h) In the event that the BRT Date occurs on or prior to the Closing Date, Sections 9.2(c)–(g) shall terminate and have no force or effect.

ARTICLE X
TERMINATION
     10.1 Termination of Agreement. Buyers or Parent may terminate this Agreement prior to the Closing, as provided below:
          (a) Buyers or Parent may terminate this Agreement by mutual written consent of the Parties;
          (b) Buyers may terminate this Agreement by giving written notice to Parent in the event the Company or Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within thirty (30) days following delivery by Buyers to Parent of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased);
          (c) Parent may terminate this Agreement by giving written notice to Buyers in the event Buyers are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured within 30 days following delivery by the Company to Buyers of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased);
          (d) Buyers may terminate this Agreement by giving written notice to Parent after April 30, 2004 (unless the failure of the Closing to have occurred by such date results from a breach by Buyers of any representation, warranty or covenant contained in this Agreement), which date shall be automatically extended to July 31, 2004 if the Closing shall not have occurred as a result of the failure to satisfy the conditions set forth in Section 6.1(a), (b) or (d);
          (e) Parent may terminate this Agreement by giving written notice to Buyers after April 30, 2004 (unless the failure of the Closing to have occurred by such date results from a breach by the Company or Parent of any representation, warranty or covenant contained in this Agreement), which date shall be automatically extended to July 31, 2004 if the Closing shall not have occurred as a result of the failure to satisfy the conditions set forth in Section 6.1(a), (b) or (d); or
          (f) Buyers or Parent may terminate this Agreement if a Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction and which is final and non-appealable.
     10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, that if such termination shall result from the intentional and knowing (i) failure of any Party to perform a covenant of this Agreement or (ii) breach by any Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Losses incurred or suffered by the other Parties as a result of such intentional and knowing breach. Notwithstanding the foregoing, the provisions of Article XI and of the Confidentiality Agreements shall survive the termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     11.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall to the extent practicable advise and consult with the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
     11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that provisions of Section 5.12 amending the Confidentiality Agreements are intended for the benefit of FP and TPG.
     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreements which shall remain in effect as contemplated by Section 5.12.
     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, that any Buyer may assign its rights, interests and obligations under this Agreement to any of its Affiliates, or any person who purchases all or substantially all of the assets of such Buyer, or any successor corporation to such Buyer by reason of a merger or other combination without the prior approval of any other Party; provided, however, that in each case, no such assignment by any Buyer shall relieve such Buyer of any of its obligations hereunder; provided, however, that Parent and one or more of its Affiliates may assign or otherwise transfer its rights, obligations and interests under this Agreement without the consent of Buyers if such assignment or transfer is to a person that is a successor to substantially all of the assets of Parent or such Affiliate and such successor executes a written agreement of assumption of Parent’s or such Affiliate’s rights, interests and obligations hereunder.
     11.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (x) four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (y) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (z) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

If to the Company (prior to Closing):	Copies to:

Solectron Corporation	Wilson Sonsini Goodrich & Rosati
847 Gibraltar Drive	Professional Corporation
Building 5	One Market, Spear Tower, Suite 3300
Milpitas, California 95035	San Francisco, CA 94105
Attention: Chief Financial Officer	Attention: Michael J. Kennedy
Phone: (408) 957-8500	Telecopy: (415) 947-2099
Fax: (408) 956-6059

Solectron Corporation	Wilson Sonsini Goodrich & Rosati
847 Gibraltar Drive	Professional Corporation
Building 5	650 Page Mill Road
Milpitas, California 95035	Palo Alto, CA 94304
Attention: Chief Legal Counsel	Attention: Steven E. Bochner
Phone: (408) 957-8500	Telecopy: (650) 493-6811
Fax: (408) 956-6059

If to Parent:	Copies to:

Solectron Corporation	Wilson Sonsini Goodrich & Rosati
847 Gibraltar Drive	Professional Corporation
Building 5	One Market, Spear Tower, Suite 3300
Milpitas, California 95035	San Francisco, CA 94105
Attention: Chief Financial Officer	Attention: Michael J. Kennedy
Phone: (408) 957-8500	Telecopy: (415) 947-2099
Fax: (408) 956-6059

Solectron Corporation	Wilson Sonsini Goodrich & Rosati
847 Gibraltar Drive	Professional Corporation
Building 5	650 Page Mill Road
Milpitas, California 95035	Palo Alto, CA 94304
Attention: Chief Legal Counsel	Attention: Steven E. Bochner
Phone: (408) 957-8500	Telecopy: (650) 493-6811
Fax: (408) 956-6059

If to Buyers (or the Company following the Closing:	Copies to:

Francisco Partners, L.P.	Davis Polk & Wardwell
c/o Francisco Partners GP, LLC	1600 El Camino Real
2882 Sand Hill Road	Menlo Park, CA 94025
Suite 280	Attention: David W. Ferguson
Menlo Park, CA 94025	Alan F. Denenberg
Attention: Dipanjan Deb	Telecopy: (650) 752-2111
Telecopy: (650) 233-2999

TPG Partners III, L.P.
c/o- TPG GenPar III, L.P.
c/o- TPG Advisors III, Inc.
301 Commerce St. Suite 3300
Fort Worth, TX 76102
Attention: Rick Ekleberry
Telecopy: (817) 871-4088
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     11.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California. Subject to Sections 7.3(i) and 8.3(e), each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Sections 7.3(i) and 8.3(e), each Party agrees not to commence any legal proceedings related hereto except in such courts.
     11.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     11.11 Construction.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     11.13 Expenses. Except as expressly provided in Section 10.2 or otherwise in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.
     11.14 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     11.15 Joint and Several Obligations. Each Buyer shall be severally and jointly liable for the full and timely performance of each Buyer’s obligations under the provisions of this Agreement, including, but not limited to, the timely satisfaction of each and every representation, warranty, covenant, agreement and full and timely payment of the Purchase Price.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the Parties have executed this Transaction Agreement as of the date first above written.

SOLECTRON CORPORATION

By:	/s/ Kiran Patel

Title: EVP & CFO

SOLECTRON GLOBAL HOLDINGS, L.P.

By:	/s/ Michal F. Grady

Title: Secretary

SOLECTRON SERVIÇOS E MANUFACTURA DO BRASIL LTDA

By:	/s/ Ricardo Bloj

Title: VP & GM

SMART MODULAR TECHNOLOGIES, INC.

By:	/s/ Perry G. Hayes

Title: Vice President

     IN WITNESS WHEREOF, the Parties have executed this Transaction Agreement as of the date first above written.

MODULAR, INC.

By:	/s/

Name: Dipanjan Deb

Title: President

MODULAR MERGER CORPORATION

By:	/s/

Name: Gene Frantz

Title: President

MODULAR (CAYMAN), INC.

By:	/s/

By: Gene Frantz

Title: Secretary